UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TPI Composites, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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8501 N. Scottsdale Rd.

Gainey Center II

Suite 100

Scottsdale, AZ 85253

Dear TPI Composites, Inc. Stockholder:

I am pleased to invite you to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of TPI Composites, Inc. (“TPI Composites”) to be held on Wednesday, May 20, 2020 at 1:00 p.m. local time at the Hyatt Regency Scottsdale Resort & Spa, 7500 E. Doubletree Ranch Road, Scottsdale, Arizona 85258.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2020 Annual Meeting of Stockholders and Proxy Statement.

Thank you for your ongoing support of and continued interest in TPI Composites. We look forward to seeing you at our Annual Meeting.

Sincerely,

Steven C. Lockard

Chief Executive Officer

YOUR VOTE IS IMPORTANT

On or about April 6, 2020, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access our Proxy Statement for our 2020 Annual Meeting of Stockholders (the “Proxy Statement”) and our 2019 Annual Report to Stockholders (the “Annual Report”). The Notice provides instructions on how to vote online, by telephone, or by proxy card. This Proxy Statement and our Annual Report can be accessed directly at the Internet address www.proxyvote.com using the control number located on your proxy card.

In order to ensure your representation at the meeting, whether or not you plan to attend the meeting, please vote your shares as promptly as possible. Your participation will help to ensure the presence of a quorum at the meeting and save TPI Composites the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your stock in person.

8501 N. Scottsdale Rd.

Gainey Center II

Suite 100

Scottsdale, AZ 85253

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that TPI Composites, Inc. will hold its 2020 Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, May 20, 2020 at 1:00 p.m. local time at the Hyatt Regency Scottsdale Resort & Spa, 7500 E. Doubletree Ranch Road, Scottsdale, Arizona 85258 for the following purposes:

•

To elect three Class I directors, Steven C. Lockard, William E. Siwek, and Philip J. Deutch to hold office until the 2023 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;
•	To conduct a non-binding advisory vote on the compensation of our named executive officers;
•	To conduct a non-binding advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers; and
•	To transact any other business that properly comes before the Annual Meeting (including adjournments, continuations and postponements thereof).

On or about April 6, 2020, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access our Proxy Statement and our Annual Report. The Notice provides instructions on how to vote online, by telephone, or by proxy card. This Proxy Statement and our Annual Report can be accessed directly at the Internet address www.proxyvote.com using the control number located on your proxy card.

Only stockholders of record at the close of business on March 23, 2020 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification, such as a valid driver’s license and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on March 23, 2020 or hold a valid proxy card for the Annual Meeting. If you are a stockholder of record, your ownership as of the Record Date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership as of the Record Date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process.

We intend to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19); we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our website at www.tpicomposites.com for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

If you have any questions regarding this information or the proxy materials, please contact our investor relations department via the methods listed at www.tpicomposites.com/English/investors/default.aspx.

By Order of the Board of Directors,

Steven C. Lockard

Chief Executive Officer

Scottsdale, Arizona

April 6, 2020

TPI COMPOSITES, INC.

2020 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

i

8501 N. Scottsdale Rd.

Gainey Center II

Suite 100

Scottsdale, AZ 85253

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 20, 2020

GENERAL INFORMATION

Our Board of Directors (the “Board”) solicits your proxy on our behalf for the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment, continuation or postponement of the Annual Meeting for the purposes set forth in this Proxy Statement for our 2020 Annual Meeting of Stockholders (the “Proxy Statement”) and the accompanying Notice of 2020 Annual Meeting of Stockholders. The Annual Meeting will be held at 1:00 p.m. local time on Wednesday, May 20, 2020 at the Hyatt Regency Scottsdale Resort & Spa, 7500 E. Doubletree Ranch Road, Scottsdale, Arizona 85258. On or about April 6, 2020, we mailed our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our Annual Report.

In this Proxy Statement, the terms “TPI Composites,” “the Company,” “we,” “us,” and “our” refer to TPI Composites, Inc. and its subsidiaries. The mailing address of our principal executive offices is TPI Composites, Inc., 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253.

Record Date	March 23, 2020

Quorum	A majority of the shares entitled to vote on the Record Date must be present in person or represented by proxy to constitute a quorum.

Shares Outstanding	35,263,191 shares of common stock outstanding as of March 23, 2020.

Voting	There are four ways a stockholder of record can vote:
(1)

by Internet at www.voteproxy.com 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 19, 2020 (have your proxy card in hand when you visit the website);

We encourage you to vote this way as it is the most cost-effective method;

(2) by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on May 19, 2020 (have your proxy card in hand when you call);
(3) by completing and mailing your proxy card; or
(4) by written ballot at the Annual Meeting.

To be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on May 19, 2020. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy

Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy, by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the Record Date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of directors, the three nominees receiving the greatest number of votes will be elected as directors.

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

The approval of the compensation of our named executive officers in Proposal Three, on a non-binding advisory basis, requires a majority of the votes properly cast “for” or “against” such matter. Because your vote is advisory, it will not be binding on the Board or our compensation committee but the Board and compensation committee will review the voting results and take them into consideration when making future decisions about executive compensation.

The non-binding advisory approval of the frequency of future non-binding stockholder advisory votes on the compensation of our named executive officers as being held every one year, two years or three years in Proposal Four requires a majority of the votes properly cast. For this proposal, stockholders are entitled to vote for one of the four provided choices: every year, every two years, every three years, or abstain from voting. If none of these frequency alternatives receive a majority vote, we will consider the frequency that receives the highest number of votes by the stockholders to be the frequency that has been selected by the stockholders. However, because your vote is advisory and not binding on the Board or our compensation committee, the Board may decide that it is in our and our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the alternative selected by our stockholders.

Effect of Abstentions and Broker Non-Votes

Votes withheld from any nominee, abstentions and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of KPMG LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in the election of directors unless you affirmatively provide the broker instructions on how to vote. Proposals One, Three and Four are not considered routine matters and brokers are not permitted to vote shares held by them and broker nonvotes will have no effect.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote “FOR” the election of the nominees for director, “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, “FOR” the non-binding advisory vote to approve the compensation of our named executive officers, and “FOR” holding future non-binding advisory votes to approve the compensation of our named executive officers once every year. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results

We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Notice of Internet Availability of Proxy Materials

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this Proxy Statement and our Annual Report, primarily via the Internet. On or about, April 6, 2020, we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials” that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and the Annual Report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

Additional Solicitation/Costs

We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the Notice and proxies. Our directors, officers and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our Board is divided into three staggered classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class I directors expires at the Annual Meeting. The term of the Class II directors expires at the 2021 annual meeting and the term of the Class III directors expires at the 2022 annual meeting. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office.

Nominees

Our Board has nominated Steven C. Lockard, William E. Siwek, and Philip J. Deutch for election as Class I directors to hold office until the 2023 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal. Each of Steven C. Lockard and Philip J. Deutch is a current member of our Board and all of the nominees have consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

For Proposal One, the three nominees receiving the greatest number of votes will be elected as directors. With respect to Proposal One, you may vote “for” or “withheld” authority to vote for each of the nominees for the Board. If you “withheld” authority to vote with respect to one or more director nominees, your vote will have no effect on the election of such nominee. Broker non-votes will have no effect on the election of the nominees.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused our Board to determine that the person should serve as a director of the Company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the Board be comprised of independent directors whom the Board has determined have no material relationship with the Company and who are otherwise “independent” directors under the published listing requirements of the Nasdaq Global Market (“NASDAQ”).

Directors

The following table sets forth information regarding our directors and Mr. Siwek, as a director nominee, including their ages, as of March 23, 2020:

Name	Age	Position
Steven C. Lockard(1)	58	Chief Executive Officer and Director
Paul G. Giovacchini(2)(5)	62	Chairman of the Board
William E. Siwek(3)	57	President
Stephen B. Bransfield(5)(6)(7)	75	Director
Michael L. DeRosa(5)(8)	48	Director
Jayshree S. Desai(4)	48	Director
Philip J. Deutch(3)(6)	55	Director
Jack A. Henry(4)	76	Director
James A. Hughes(4)	57	Director
Tyrone M. Jordan	57	Director
Daniel G. Weiss(6)	52	Director

(1)

In March 2020, Mr. Lockard announced his resignation as Chief Executive Officer, effective May 20, 2020 and if Mr. Lockard is re-elected to our Board, Mr. Lockard will assume the position of Chairman of the Board, effective as of May 20, 2020.

(2)	Mr. Giovacchini will assume the position of lead independent director, effective May 20, 2020, if Mr. Lockard is re-elected to the Board.
(3)	In March 2020, the Company announced that in addition to his current role as President, Mr. Siwek will assume the role of Chief Executive Officer, effective as of May 20, 2020.
(4)	Member of our audit committee.
(5)	Member of our compensation committee.
(6)	Member of our nominating and corporate governance committee.
(7)	Mr. Bransfield does not intend to stand for re-election for the Annual Meeting, and accordingly, his Class I director seat will be vacated.
(8)	In March 2020, Mr. DeRosa notified the Board of his intention to resign from the Board on May 20, 2020, the date of the Annual Meeting.

Number of Directors; Board Structure

Our Board is divided into three staggered classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class I directors expires at the Annual Meeting, the term of the Class II directors expires at the 2021 annual meeting, and the term of the Class III directors expires at the 2022 annual meeting. Following re-election of a director, such director is expected to hold office for a three-year term or until the election and qualification of his or her successor in office. In March, 2020, the Company announced that it was informed by Stephen Bransfield of his decision not to stand for re-election at the Annual Meeting. In March, 2020, the Company also announced that Michael DeRosa notified the Company of his intention to resign from the Board, effective as of immediately following the Annual Meeting. There are no disagreements between the Company and either of Mr. Bransfield or Mr. DeRosa, relating to the Company’s operations, policies, or practices that resulted in either of Mr. Bransfield’s decision to not stand for re-election or Mr. DeRosa’s resignation.

Information Concerning Nominees for Election for a Three-Year Term Ending at the 2023 Annual Meeting

Steven C. Lockard. Mr. Lockard became our President and Chief Executive Officer in 2004 and has served as a member of our Board since 2004. Mr. Lockard will transition from the role of Chief Executive Officer and, if he is re-elected to the Board, will assume the role of Chairman of the Board. Prior to joining us in 1999, Mr. Lockard was Vice President of Satloc, Inc., a supplier of precision GPS equipment, from 1997 to 1999. Prior to that, Mr. Lockard was Vice President of marketing and business development and a founding officer of ADFlex Solutions, Inc., a NASDAQ-listed international manufacturer of interconnect products for the electronics industry, from 1993 to 1997. Prior to that, Mr. Lockard held several marketing and management positions including Business Unit Manager, Corporate Market Development Manager and Marketing/Applications Engineer at Rogers Corporation from 1982 to 1993. Mr. Lockard serves on the board of the American Wind Energy Association. Mr. Lockard holds a B.S. in Electrical Engineering from Arizona State University.

We believe that Mr. Lockard is qualified to serve as a member of our Board based on his deep knowledge of our company gained from his positions as our President and Chief Executive Officer, as well as his experience in the wind energy industry and in high-growth global manufacturing companies.

William E. Siwek. Mr. Siwek joined the Company in August 2013 as our Chief Financial Officer. In May 2019, Mr. Siwek was named President and ceased serving as the Chief Financial Officer of the Company. In May 2020, Mr. Siwek will be promoted to President and Chief Executive Officer. Prior to joining the Company, Mr. Siwek previously served as the Chief Financial Officer for T.W. Lewis Company, an Arizona-based real estate investment company, from September 2012 to September 2013. From May 2010 until September 2012, he was an independent consultant assisting companies in the real estate, construction, insurance and renewable energy industries. Prior to that, Mr. Siwek was Executive Vice President and Chief Financial Officer of Talisker Mountain, Inc., from January 2009 to April 2010. Prior to that, he was President and Chief Financial Officer of the Lyle Anderson Company from December 2002 to December 2008. Prior to that, Mr. Siwek spent 18 years, from September 1984 to May 2002, with Arthur Andersen where he became a Partner in both Audit and Business Consulting Divisions. Mr. Siwek holds B.S. degrees in Accounting and Economics from University of Redlands and is a Certified Public Accountant.

We believe Mr. Siwek is qualified to serve as a member of our Board because of his extensive knowledge of the Company gained from his positions as our Chief Financial Officer and President.

Philip J. Deutch. Mr. Deutch has served as a member of our Board since 2007.  Since March 2020, Mr. Deutch has served as CEO and Founder of NGP ETP3, which invests in innovative technology companies seeking to transform global energy markets. Mr. Deutch is also the Managing Partner of NGP ETP, a premier private equity firm he founded in 2005. NGP ETP has managed two private equity funds affiliated with NGP Energy Capital Management, L.L.C., that invested in companies that provide products and services to the oil and gas, power, environmental, energy efficiency and alternative energy sectors.  From 1997 to 2005, Mr. Deutch served as a Managing Director and Member of the Executive Committee of Perseus, LLC, a private equity fund management firm, where he co-led the Firm’s investments in energy and helped launch Perseus CDO I Limited, Perseus Acquisition-Recapitalization Fund, and Perseus-Soros Biopharmaceutical Fund, L.P.  Prior to joining Perseus, Mr. Deutch was an attorney at Williams & Connolly LLP from 1991 to 1997 and worked in the Mergers and Acquisitions Department of Morgan Stanley & Co. from 1986 to 1988. From 2015-2018, Mr. Deutch was Partner, COO, and President of Social Capital, a $1.8 billion Silicon Valley-based investment firm where he helped launch SC Public Equity Partners and Social Capital Hedosophia. Mr. Deutch is also a board member of Catapult Energy Services, Community Energy Inc., and Oilfield Water Logistics. He is a former board member of, among other companies, American Wind Capital, Beacon Power, Evergreen Solar, Renewable Energy Group (NASDAQ-REGI), and SatCon Technologies.  Mr. Deutch holds a JD with distinction from Stanford Law School and a BA in Economics from Amherst College, where he was elected a member of Phi Beta Kappa.  He is a member of the Board of Governors of the Folger Shakespeare Library and the External Advisory Committee of the MIT Study on the Future of Storage.

We believe that Mr. Deutch is qualified to serve as a member of our Board because of his substantial experience investing in energy companies in the areas of renewable and alternative energy, energy efficiency, power and oil and gas and serving on the board of directors of both public and private companies.

Information Concerning Directors Continuing in Office Until the 2021 Annual Meeting

Paul G. Giovacchini. Mr. Giovacchini has served as Chairman of our Board since 2006 and currently serves as the Chairman of our Compensation Committee. Mr. Giovacchini has served as an independent consulting advisor to Landmark Partners, Inc. since 2014. Prior to 2014, he served as a Principal of Landmark Partners, Inc. since 2005. Mr. Giovacchini has been investing in privately held companies on behalf of institutional limited partnerships since 1987. Mr. Giovacchini holds an A.B. in Economics from Stanford University and an M.B.A. from Harvard University.

We believe that Mr. Giovacchini is qualified to serve as a member of our Board because of his experience investing in growth companies and serving on their boards of directors, and his extensive knowledge of our business.

Jayshree S. Desai. Ms. Desai has served as a member of our Board since September 2017. Since January 2020, Ms. Desai has served as the Chief Corporate Development Officer of Quanta Services, Inc., a leading specialty contractor for the electric power, pipeline, industrial and communications industries. From 2018 to 2019, Ms. Desai served as President of ConnectGen LLC, a company focused on the development of wind, solar and storage projects. From 2010 to 2018, Ms. Desai served as the Chief Operating Officer of Clean Line Energy Partners LLC, a developer of transmission line infrastructure projects that deliver wind energy to communities and cities that lack access to low cost renewable energy resources. From 2002 to 2010, Ms. Desai served as Chief Financial Officer of EDP Renewables North America f/k/a Horizon Wind Energy, a developer, owner and operator of wind farms. Ms. Desai began her career as a business analyst at McKinsey & Company and also held various positions in the corporate development department of Enron Corporation. Ms. Desai also currently serves on the Board of KIPP Texas, a non-profit organization of public, charter schools for the underserved communities in Texas. Ms. Desai previously served as the Chairperson of the Board of the Wind Energy Foundation, a nonprofit organization dedicated to raising public awareness of wind as a clean, domestic energy source. Ms. Desai holds an M.B.A.

from the Wharton School of the University of Pennsylvania and a Bachelor of Business Administration from the University of Texas at Austin.

We believe that Ms. Desai is qualified to serve as a member of our Board because of her considerable expertise in energy markets and renewable energy policy, as well as her experience serving as the chief operating officer and in other high-level executive roles of wind energy transmission and development companies.

Information Concerning Directors Continuing in Office Until the 2022 Annual Meeting

Jack A. Henry. Mr. Henry has served as a member of our Board since 2008 and currently serves as the Chairman of our Audit Committe. Since 2000, Mr. Henry has served as the Managing Director of Sierra Blanca Ventures, LLC, a private investment and advisory firm. From 1966 to 2000, Mr. Henry worked as a certified public accountant for Arthur Andersen, a national accounting firm, retiring in 2000 as the Managing Partner of the Phoenix, Arizona office. Since 2000, Mr. Henry has served on the board of directors of fifteen public and private companies. Mr. Henry currently serves on the board of directors and chairs the audit committee of Grand Canyon Education, Inc. and the board of directors and audit committee of one private company and is the past President of the Arizona Chapter of the National Association of Corporate Directors. Mr. Henry received a Bachelor’s degree in Business Administration and an M.B.A. from the University of Michigan.

We believe that Mr. Henry is qualified to serve as a member of our Board because of his substantial experience in serving as a director of numerous private and public companies, as well as his prior employment as an accountant, make him well suited to assist us as a director.

James A. Hughes. Mr. Hughes has served on our board of directors since October 2015. Since August 2019, Mr. Hughes has served as Managing Partner, Energy Transition at EnCap Investments, a leading provider of equity capital to the independent energy companies in the upstream and midstream oil and gas industry and in the energy transition sector of the electric power industry. From December 2017 to August 2019, Mr. Hughes has served as CEO and Managing Director of Prisma Energy Capital, a private entity focused on investments in energy storage. Mr. Hughes served as Chief Executive Officer of First Solar, Inc. from May 2012 to July 2016, and served as a member of First Solar, Inc.’s board of directors from May 2012 until September 2016. Prior to serving as the Chief Executive Officer of First Solar, Inc., he served as the company’s Chief Commercial Officer from March 2012 to May 2012. Prior to joining First Solar, Inc., Mr. Hughes served as Chief Executive Officer and Director of AEI Services LLC from October 2007 until April 2011. From 2004 to 2007, Mr. Hughes engaged in principal investing with a privately-held company based in Houston, Texas that focused on micro-cap investing in North American distressed manufacturing assets. Prior to that, he served as President and Chief Operating Officer of Prisma Energy International from 2002 to 2004. Since January 1, 2019, Mr. Hughes has served as a director of PNM Resources Inc., a New York Stock Exchange-listed energy holding company that generates and provides electricity to homes and businesses in New Mexico and Texas through its regulated utilities. Since November 2016, Mr. Hughes has served as a director of Alcoa Corporation, a New York Stock Exchange-listed producer of bauxite, alumina and aluminum products. Mr. Hughes also served as a Non-Executive Director from 2012 to 2016 of APR Energy plc, a London Stock Exchange-listed energy company participating in the global market for gas and diesel fired temporary power plants. He is the former chairman and serves as a director of the Los Angeles branch of the Federal Reserve Bank of San Francisco. He is also a member of the Energy Advisory Board of the Dallas Federal Reserve Bank. Mr. Hughes holds a J.D. from the University of Texas at Austin School of Law, a Certificate of Completion in international business law from Queen Mary’s College, University of London and a Bachelor’s degree in Business Administration from Southern Methodist University.

We believe that Mr. Hughes is qualified to serve as a member of our Board because of his many years of experience in various sections of the energy industry, including renewable energy, as well as his experience serving as the CEO and in other high level executive roles of publicly-traded energy companies.

Daniel G. Weiss. Mr. Weiss has served as a member of our Board since 2009 and currently serves as the Chairman of our Nominating and Corporate Governance Committee. Mr. Weiss is a co-founder and Managing Partner of Angeleno Group, a Los Angeles-based private equity firm focused on high growth investments in next generation clean energy and climate solutions related technology companies, since Angeleno Group’s founding in 2001. In addition to his firm management responsibilities, Mr. Weiss leads investments and serves on boards of multiple Angeleno Group private portfolio companies. Mr. Weiss also currently serves on the Board of Directors of Atlas Technical Consultants, Inc. (Nasdaq: ATCX), a provider of professional testing, inspection, engineering, program management and consulting services.  Prior to joining Angeleno Group, Mr. Weiss was an attorney at O’Melveny & Myers from 1998 to 1999. Mr. Weiss currently and previously has served on boards or public commissions for a number of non-profit and government organizations including the World Resources Institute, the Stanford Law School Board of Visitors, the Federal Reserve Bank's 12th District Economic Advisory Council, the City of Los Angeles Redistricting Commission and the UCLA Institute on the Environment and Sustainability. Mr. Weiss holds a B.A. in History from the University of California, Berkeley, an M.A. in Latin American Studies from Stanford University and a J.D. from Stanford Law School.

We believe that Mr. Weiss is qualified to serve as a member of our Board because he has substantial experience as an investor and director for energy and energy related technology companies.

Tyrone M. Jordan. Mr. Jordan has served as a member of our Board since January 2019. From 2015 to 2019, Mr. Jordan served as the President and Chief Operating Officer of Dura Automotive Systems, LLC, a global designer and manufacturer of automotive components, including control systems, exterior systems and lightweight structural systems for original equipment manufacturers and other transportation industries. Mr. Jordan began his career at General Motors Company (“GM”). During his GM tenures from 1984 to 2009 and from 2014 to 2015, Mr. Jordan held numerous international operations, business development, strategy, marketing and sales, mergers and acquisitions and product development executive positions including Global Executive Director of Product Development for New Vehicle Technologies and ultimately served as Executive Vice President, Global Operations and Customer Experience. From 2009 to 2013, Mr. Jordan served United Technologies Corporation in prominent roles in manufacturing operations, purchasing, technology and engineering and ultimately served as Global SVP, Operations and Supply Chain, Aerospace Systems. Since November 2019, Mr. Jordan has served as a director of Oshkosh Corporation, a New York Stock Exchange-listed designer, manufacturer and marketer of access equipment, specialty vehicles and truck bodies. Mr. Jordan holds an Executive Aerospace & Defense Masters of Business Administration in Operations, Strategy and Finance from the University of Tennessee, an A.A.S. degree in Industrial Engineering Technology from Purdue University and a B.S. degree in Pre-law/Criminology from Eastern Michigan University.

We believe that Mr. Jordan is qualified to serve as a member of our Board because he has substantial experience in advanced automotive and aerospace product development, strategic planning and manufacturing systems.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2020, and we are asking you and other stockholders to ratify this appointment. During our fiscal year ended December 31, 2019, KPMG served as our independent registered public accounting firm.

The audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the Board is submitting the appointment of KPMG to stockholders for ratification. A majority of the votes properly cast is required to ratify the appointment of KPMG. In the event that a majority of the votes properly cast do not ratify the appointment of KPMG, we will review our future appointment of KPMG.

We expect that a representative of KPMG will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

In connection with our initial public offering (our “Public Offering”), we adopted a policy under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board. The audit committee pre-approved all services performed since the pre-approval policy was adopted. This policy is set forth in our audit committee’s charter, which is available on our website at www.tpicomposites.com/English/investors/Corporate-Governance/Governance-Documents/default.aspx.

Audit Fees

The following table sets forth the fees billed or expected to be billed by KPMG for audit, audit-related, tax and all other services rendered for fiscal years 2018 and 2019:

Fee Category	2018	2019
Audit Fees	$3,110,000	$3,167,000
Audit-Related Fees	$2,430	$2,430
Tax Fees	$465,000	$555,000
All Other Fees	—	—
Total Fees	$3,577,430	$3,724,430

Audit Fees. Consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. The 2018 audit fees also include costs related to our adoption of the new revenue recognition accounting standard.

Audit-Related Fees. Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.”

Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns and were approved by the Audit Committee.

All Other Fees. Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above, of which there were none in 2018 or 2019.

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. With respect to Proposal Two, you may vote “for,” “against” or “abstain” from voting on this proposal. If you “abstain” from voting with respect to this proposal, your vote will have no effect on this proposal. Broker non-votes will have no effect on the vote for this proposal.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

Report of the Audit Committee of the Board of Directors

The information contained in this audit committee report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act, or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that TPI Composites specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the audit committee of the Board. The audit committee consists of the three directors whose names appear below. None of the members of the audit committee is an officer or employee of TPI Composites, and the Board has determined that each of Messrs. Henry and Hughes and Ms. Desai are “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act and the applicable NASDAQ rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ.

The audit committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The audit committee has reviewed the Company’s consolidated financial statements for the year ended December 31, 2019 and met with management, as well as with representatives of KPMG, the Company’s independent registered public accounting firm, to discuss the consolidated financial statements. The audit committee also discussed with members of KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Commission.

In addition, the audit committee received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with members of KPMG its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2019 be included in its Annual Report on Form 10-K.

Audit Committee

Jack A. Henry

James A. Hughes

Jayshree S. Desai

PROPOSAL THREE:

NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Our Board is providing our stockholders with an opportunity to cast a non-binding, advisory vote to approve the compensation of our named executive officers.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. As described below in the Compensation Discussion and Analysis section, we have developed a compensation program that is designed to motivate employees to achieve short-term and long-term results that we believe are in the best interests of our stockholders. We believe our compensation policy strikes an appropriate balance between the implementation of responsible, measured compensation practices and the effective provision of incentives for our named executive officers to exert their best efforts for our success.

We are asking for stockholder approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement, which includes the disclosures under the Compensation Discussion and Analysis section below, and the compensation tables and the narrative discussion following the compensation tables in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

The following resolution will be submitted for a stockholder vote at the Annual Meeting:

“BE IT RESOLVED THAT the Company’s stockholders hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.”

As this vote is advisory, it will not be binding upon our Board or compensation committee, and neither our Board nor our compensation committee will be required to take any action as a result of the outcome of this vote. However, our compensation committee will carefully consider the outcome of this vote when considering future executive compensation policies and decisions.

The approval of the compensation of our named executive officers in Proposal Three, on a non-binding advisory basis, requires a majority of the votes properly cast “for” or “against” such matter. With respect to Proposal Three, you may vote “for,” “against” or “abstain” from voting on this proposal. If you “abstain” from voting with respect to this proposal, your vote will have no effect on this proposal. Broker non-votes will have no effect on the vote for this proposal.

The Board recommends voting “FOR” Proposal Three to approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement.

PROPOSAL FOUR:

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF NON-BINDING ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act enables our stockholders to indicate how frequently they believe we should seek a non-binding advisory vote on the compensation of our named executive officers. We are seeking a non-binding, advisory determination from our stockholders as to the frequency with which stockholders would have an opportunity to provide a non-binding, advisory vote of the compensation of our named executive officers. We are providing stockholders the option of selecting a frequency of every year (“1 YEAR” on the proxy card), every two years (“2 YEARS” on the proxy card) or every three years (“3 YEARS” on the proxy card), or to abstain from voting on the matter.

After careful consideration, our Board recommends that a non-binding advisory vote on executive compensation should be held every year. Annual votes will provide the Board and compensation committee with clearer feedback regarding the compensation of our named executive officers. The primary focus of the disclosure of the compensation of our named executive officers required to be included in our proxy statements is compensation granted in or for the prior fiscal year. Accordingly, an annual executive compensation advisory vote will complement the annual focus of our proxy statement disclosure and provide the Board and compensation committee with the clearest and most timely feedback of the three frequency options. Additionally, an annual executive compensation advisory vote is consistent with our policy of reviewing our compensation programs annually, as well as considering input from our stockholders on corporate governance and executive compensation matters. This feedback may then be considered by the Board and compensation committee in their annual decision-making process. For these reasons, we believe an annual vote would be the best governance practice for our company at this time.

The following resolution will be submitted for a stockholder vote at the Annual Meeting:

“BE IT RESOLVED THAT the Company’s stockholders hereby approve, on a non-binding advisory basis, that the option of once every three years, two years, or one year that receives a majority of the number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a non-binding advisory stockholder vote to approve the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables.”

This vote is advisory, and therefore not binding on our Board or compensation committee. However, our Board and compensation committee value the opinions of our stockholders and intend to take into account the outcome of the vote when considering the frequency of holding future advisory votes on the compensation of our named executive officers.

The non-binding advisory approval of the frequency of future non-binding stockholder advisory votes on the compensation of our named executive officers as being held every one year, two years or three years in Proposal Four requires a majority of the votes properly cast. With respect to Proposal Four, you may vote “1 year”, “2 years” or “3 years” or “abstain” from voting on this proposal. If you “abstain” from voting with respect to this proposal, your vote will have no effect on this proposal. Broker non-votes will have no effect on the vote for this proposal.

The Board recommends that stockholders vote, on a non-binding advisory basis, for every year (“1 YEAR” on the proxy card) as the frequency for future non-binding, advisory stockholder votes regarding the compensation of our named executive officers.

TRANSACTION OF OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

CORPORATE GOVERNANCE

Our Board, which is elected by our stockholders, is responsible for directing and overseeing our business and affairs. In carrying out its responsibilities, our Board selects and monitors our top management, provides oversight of our financial reporting processes and determines and implements our corporate governance policies. A copy of our corporate governance guidelines can be found on our website at:

www.tpicomposites.com/English/investors/Corporate-Governance/Governance-Documents/default.aspx.

Our Board and management are committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders, and we have a variety of policies and procedures to promote such goals. To that end, during the past year, our management periodically reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), SEC rules and the listing standards of NASDAQ.

Besides verifying the independence of the members of our Board and committees (which is discussed in the section titled “Independence of the Board of Directors” below), at the direction of our Board, we also:

•	Periodically review and make necessary changes to the charters for our audit, compensation and nominating and corporate governance committees;
•	Have established disclosure control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act and the rules and regulations of the SEC;
•	Have a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters in place; and
•	Have a code of business conduct and ethics that applies to our officers, directors and employees.

In addition, we have adopted a set of corporate governance guidelines. The nominating and corporate governance committee is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to the Board concerning corporate governance matters. Our corporate governance guidelines address such matters as:

•	Director Independence—Independent directors must constitute at least a majority of our Board;
•	Monitoring Board Effectiveness—Our Board, and each committee of the Board, must conduct an annual self-evaluation;
•	Review of Chief Executive Officer—Our compensation committee will conduct reviews of the performance of our chief executive officer;
•

Board Access to Independent Advisors—Our Board as a whole, and each of its committees separately, have authority to retain independent experts, advisors or professionals as each deems necessary or appropriate; and

•	Board Committees—All members of the audit, compensation and nominating and corporate governance committees are independent in accordance with applicable SEC and NASDAQ criteria.

Meetings of the Board of Directors

In 2019, our Board held four formal board meetings and also held multiple telephonic update calls with respect to various operational and strategic matters although no formal actions were taken during these calls. Each director attended at least 75% of all meetings of the Board and the committees on which they served that were held during fiscal year 2019. Under our corporate governance guidelines, directors are expected to spend the time needed and meet as frequently as our Board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make efforts to attend our annual meeting of stockholders, all meetings of the Board and all meetings of the committees on which they serve. All of our directors attended our 2019 Annual Meeting of Stockholders.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. A copy of our code of business conduct and ethics is available on our website at www.tpicomposites.com/English/investors/Corporate-Governance/Governance-Documents/default.aspx and may also be obtained, without charge, by contacting our Secretary at TPI Composites, Inc., 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as required by the applicable rules and exchange requirements. During fiscal year 2019, no waivers were granted from any provision of the code of business conduct and ethics.

Independence of the Board of Directors

Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that Messrs. Giovacchini, Bransfield, DeRosa, Deutch, Henry, Hughes, Jordan, Weiss and Ms. Desai do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC, and the listing standards of NASDAQ. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board’s Role in Risk Oversight

Our Board’s role in overseeing the management of our risks is conducted primarily through committees of our Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. Our full Board (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on our company, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Board Leadership Structure

We believe that the structure of our Board and its committees provides strong overall management of our company. The positions of Chairperson of our Board and Chief Executive Officer roles are held by separate individuals. This structure enables each person to focus on different aspects of company leadership. Our Chief Executive Officer is responsible for setting the strategic direction of our company, the general management and operation of the business and the guidance and oversight of senior management. By contrast, the Chairperson of our Board oversees Board governance practices, monitors the content, quality and timeliness of information sent to our Board and is available for consultation with our Board regarding the oversight of our business affairs. Mr. Lockard and Mr. Giovacchini will continue to serve as our Chief Executive Officer and Chairman, respectively, through our Annual meeting.  Effective immediately following the Annual meeting, Mr. Lockard will cease serving as our Chief Executive Officer and will become our Chairman assuming he is reelected.  As Mr. Lockard transitions from an executive to a non-executive role, our Board believes that our corporate governance structure will benefit from the appointment of a lead independent director.  Our Board has appointed Mr. Giovacchini to serve as our lead independent director, effective immediately following the Annual Meeting. As lead independent director, Mr. Giovacchini will preside over periodic meetings of our independent directors, will serve as a liaison between our Chairperson of the Board and the independent directors, and will perform such additional duties as our Board may otherwise determine and delegate.

We believe this structure of a separate Chairperson of our Board, Chief Executive Officer and lead independent director, reinforces the independence of our Board as a whole and results in an effective balancing of responsibilities, experience and independent perspective that meets the current corporate governance needs and oversight responsibilities of our Board.

Committees of the Board of Directors

Our Board has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of the audit, compensation, and nominating and corporate governance committees operates pursuant to a separate written charter adopted by our Board that is available on our website at www.tpicomposites.com/English/investors/Corporate-Governance/Governance-Documents/default.aspx.

Audit Committee

Our audit committee consists of Messrs. Henry and Hughes and Ms. Desai, with Mr. Henry serving as Chairman. Under NASDAQ listing standards and applicable SEC rules, we are required to have three members on the audit committee. Subject to phase-in rules, NASDAQ and Rule 10A-3 of the Exchange Act requires that the audit committee of a listed company be comprised solely of independent directors. The composition of our audit committee meets the requirements for independence under the listing standards of NASDAQ and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements under the listing standards of NASDAQ. Each of Mr. Henry, Mr. Hughes, and Ms. Desai is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the 1933 Securities Act, as amended, (the “Securities Act”). Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;
•

helps to ensure the independence and performance of the independent registered public accounting firm, including receiving the required written communications from the independent registered public accounting firm that disclose all relationships that may reasonably be thought to bear on its independence and to confirm its independence from us;

•

discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end results of operations and our earnings press releases;

•	reviews our significant accounting policies and management’s judgments and accounting estimates;
•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviews our policies on risk assessment and risk management, including cybersecurity risks;
•	reviews related party transactions;
•

discusses with the independent registered public accounting firm the matters related to the conduct of its audit that are required to be communicated by auditors to audit committees in accordance with the standards of the Public Company Accounting Oversight Board (United States) Auditing Standard No. 1301, Communications with Audit Committees;

•

reviews and discusses with management and the independent registered public accounting firm the effectiveness of the Company’s internal control over financial reporting, including management’s report on that topic; and

•	approves (or, as permitted, pre-approves) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of NASDAQ. Our audit committee held eight meetings during fiscal year 2019.

Compensation Committee

Our compensation committee currently consists of Messrs. Giovacchini, DeRosa and Bransfield, with Mr. Giovacchini serving as Chairman. In March 2020, Mr. Bransfield notified the Board that he would not be standing for reelection as a director, and both Mr. Bransfield and Mr. DeRosa notified the Board that they intended to resign from the Board effective as of May 20, 2020, the date of the Annual Meeting. After the conclusion of the Annual Meeting, our compensation committee will consist of Messrs. Giovacchini and Weiss and Ms. Desai, with Mr. Giovacchini serving as Chairman. The composition of our compensation committee meets the requirements for independence under the listing standards of NASDAQ and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code (the “Code”). The purpose of our compensation committee is to discharge the responsibilities of our Board relating to the compensation of our directors and executive officers. Our compensation committee, among other things:

•	reviews, approves and determines, or makes recommendations to our Board regarding, the compensation of our executive officers and directors;
•	administers our stock and equity incentive plans, including approval of all equity grants;
•	reviews and approves and makes recommendations to our Board regarding incentive compensation and equity plans; and
•	establishes and reviews general policies relating to compensation and benefits of our directors, officers, and senior management.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of NASDAQ. Our compensation committee held five meetings during fiscal year 2019.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee currently consists of Messrs. Weiss, Deutch and Bransfield, with Mr. Weiss serving as Chairman. In March 2020, Mr. Bransfield notified the Board that he would he would not be standing for reelection as a director and would be resigning from the Board effective as of May 20, 2020, the date of the Annual Meeting. After the conclusion of the Annual Meeting, our Nominating and Corporate Governance Committee will consist of Messrs. Weiss, Deutch and Jordan, with Mr. Weiss serving as Chairman. The composition of our nominating and corporate governance committee meets the requirements for independence under the listing standards of NASDAQ and SEC rules and regulations. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates, selects, or makes recommendations to our Board regarding, nominees for election to our Board and its committees;
•	evaluates the performance of our Board, both as a whole and on an individual basis;
•	considers and makes recommendations to our Board regarding the composition of our Board and its committees;
•	reviews developments in corporate governance practices;
•	evaluates the adequacy of our corporate governance practices and reporting;
•	develops and makes recommendations to our Board regarding corporate governance guidelines and governance matters;
•	oversees and reviews our strategies and activities related to environmental, social and governance matters.

The nominating and corporate governance committee operates under a written charter that satisfies the applicable listing requirements and rules of NASDAQ. Our nominating and corporate governance committee held one meeting in 2019 and various nominating and corporate governance matters were discussed at certain meetings of the Board.

Technology Committee

The Board has agreed to establish a technology committee effective as of May 20, 2020.   Our technology committee, will, among other things:

•	assess our technology strategies and the scope and quality of our intellectual property;
•	provide guidance on technology as it may pertain to, among other things, market entry and exit; investments, mergers, acquisitions and divestitures; new business divisions and spin-offs; and
•	research and development investments; licenses; litigation; and key competitor and partnership strategies.

The Board has elected Messrs. Lockard, Deutch and Jordan to serve as the initial members of the technology committee with Mr. Lockard serving as the Chairman of the technology committee.

Identifying and Evaluating Director Nominees

The Board has delegated to the nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to the Board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in these corporate governance guidelines and the committee’s charter. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board’s approval as director nominees for election to the Board.

Minimum Qualifications

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our Board and the needs of our Board and the respective committees of our Board. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, ethics, integrity, judgment, diversity of experience, independence, skills, education, expertise, business acumen, length of service, understanding of our business and industry, potential conflicts of interest and other commitments. Nominees must also have proven achievement and competence in their field, the ability to offer advice and guidance to our management team, the ability to make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our Board does not maintain a specific policy with respect to board diversity, our Board believes that our Board should be a diverse body and expects to add further diversity to our Board. Our nominating and corporate governance committee considers a broad range of backgrounds and experiences.. In making determinations regarding nominations of directors, our nominating and corporate governance committee takes into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual Board and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full Board the director nominees for selection.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to our Secretary at TPI Composites, Inc., 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

The Board provides to every stockholder the ability to communicate with the Board as a whole, the non-employee directors as a group, and with individual directors on the Board through an established process for stockholder communication. For a stockholder communication directed to the Board as a whole, stockholders and other interested parties may send such communication to our Chief Executive Officer at TPI Composites, Inc., 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253, Attn: Board of Directors, Attn: Chief Executive Officer.

For a stockholder communication directed to an individual director in his or her capacity as a member of the Board, stockholders and other interested parties may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: TPI Composites, Inc., 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253, Attn: [Name of Individual Director].

The Company shall review all incoming communications and forward such communications to the appropriate member(s) of the Board as well as the Chairperson of the Board, in his or her capacity as a representative of the Board. The Chief Executive Officer will generally not forward communications that are unrelated to the duties and responsibilities of the Board, including communications that the Chief Executive Officer determines to be primarily commercial in nature, product complaints or inquires, and materials that are patently offensive or otherwise inappropriate.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes our executive compensation program as it relates to the following “named executive officers.”

•	Steven C. Lockard, our Chief Executive Officer
•	William E. Siwek, our President
•	Bryan R. Schumaker, our Chief Financial Officer
•	Ramesh Gopalakrishnan, our Chief Operating Officer - Wind
•	Steven G. Fishbach, our General Counsel and Secretary
•	Joseph G. Kishkill, our former Chief Commercial Officer, whose employment ended with us in January 2020

The following discussion should be read together with the compensation tables and related disclosures set forth below.

Executive Promotions and Appointments in 2019

In 2019, we had several executive promotions and appointments as described below:

•

We promoted Mr. Siwek from Chief Financial Officer to President in May 2019.  In March 2020, we announced that Mr. Siwek, in addition to his current role as President, will be promoted to Chief Executive Officer and Mr. Lockard will assume the role of Chairman of the Board, effective on May 20, 2020.

•	We promoted Mr. Gopalakrishnan from Senior Vice President, Global Quality, Technology and Latin American Operations to Chief Operating Officer – Wind in May 2019.
•	We hired Mr. Schumaker as our Chief Financial Officer in May 2019.

Executive Summary

2019 Performance Overview

During 2019, we continued to grow revenue, expand our global manufacturing footprint and diversify our business.

•	Our net sales grew to $1.44 billion in 2019 compared to net sales of $1.03 billion in 2018.
•

We further expanded our global footprint of wind blade manufacturing facilities by establishing new manufacturing facilities in Matamoros, Mexico and Yangzhou, China and began construction on a new manufacturing facility in Chennai, India.

•	We continued to make investments in our transportation line of business to diversify our business.
•

We had a significant number of our manufacturing lines in transition to larger wind blade models and we also had a significant number of lines starting up in our new manufacturing facilities in Matamoros, Mexico and Yangzhou, China.  This large number of transitions and startups had an adverse impact on our results of operations and profitability.

•

Our operations and profitability also were adversely affected by a region-wide work stoppage and labor unrest in Matamoros, Mexico, one of our customers becoming insolvent and losses associated with our transportation business.

2019 Executive Compensation Program Overview

With respect to 2019, we did not achieve our financial goals with respect to net sales and Adjusted EBITDA targets.  As a result, we believe our business and operational performance has been reflected in our executive pay outcomes and decisions made by our compensation committee in 2019, which are consistent with our pay for performance culture.  For example:

•

Cash Incentive Bonuses: Our executive compensation program includes short-term incentive compensation in the form of annual incentive cash bonuses that are contingent upon achievement of certain financial and business objectives, including targets relating to safety and quality.  While the Company met its safety target and a percentage of its quality target, we failed to meet our total billings and Adjusted EBITDA targets.   As a result, consistent with our pay for performance culture, our compensation committee approved bonus pay outs for our Chief Executive Officer and President at 13% of their respective bonus targets and bonus pay outs for our other named executive officers (other than Mr. Kishkill, who did not receive a bonus since his employment with us ended in January 2020) ranging from 50% to 54% of their respective bonus targets.

•

Long-Term Equity Incentive Compensation: Our compensation committee granted long-term incentive opportunities to our named executive officers (other than Mr. Schumaker who received a stock option award upon his appointment) in the form of a combination of time-based restricted stock units subject to multi-year vesting based on continued service, and performance-based restricted stock units subject to multi-year vesting based on continued service and the achievement of pre-determined Adjusted EBITDA and stock price targets. Based on our financial performance in 2019, and in particular the matters that adversely impacted our operations and profitability in 2019, we currently believe it is unlikely that the performance-based restricted stock units subject to certain Adjusted EBITDA targets granted in 2019 will vest.

•

Base Salary Adjustments: Our compensation committee approved salary increases of 20% for Mr. Siwek and 53% for Mr. Gopalakrishnan.  These salary increases were larger than the salary increases of our other executive officers and were based upon Mr. Siwek’s promotion to President and Mr. Gopalakrishnan’s promotion to Chief Operating Officer – Wind as described below.   Our compensation committee also approved nominal increases in the base salaries of Mr. Lockard, Mr. Fishbach and Mr. Kishkill of 4%, 11% and 3%, respectively. These salary increases considered competitive market data derived from the Company’s peer group described below.

Primary Compensation Programs

The primary compensation programs for our executive officers are designed to provide the following:

Compensation Element	Objective	Features
Base Salary	Attract, motivate and retain employees at the executive level who contribute to our long-term success.	Fixed component of pay to provide financial stability, based on responsibilities, experience, individual contributions, and peer company data.
Cash incentive bonuses	To compensate executives for Company-wide performance and individual performance in terms of achieving Company-wide and individual performance goals; to motivate and attract executives.	Variable component of pay based on annual corporate and individual quantitative and qualitative goals.
Long-term equity incentive compensation granted in the form of restricted stock units	To incentivize executives to deliver long-term financial performance and stockholder value, while also providing a retention vehicle for top executive talent.

Typically, a combination of time-based restricted stock units subject to multi-year vesting based on continued service, and performance-based restricted stock units subject to multi-year vesting based on continued service and the achievement of pre-determined goals tied to achieving certain Adjusted EBITDA and stock price targets. We believe these awards align employee interests with those of our stockholders over the longer-term.

Long-term equity incentive compensation granted in the form of stock options

To provide a strong reward for growth in the market price of our common stock as their entire value depends on future stock price appreciation, as well as a strong incentive for our executive officers to remain employed with our Company as they require continued employment with our Company through the vesting period.

Typically, granted upon an executive’s hire date and vests over a four-year period.

The other elements of our executive compensation program are severance and change in control benefits, broad-based health and welfare benefits, 401(k) plan available to all U.S. employees and limited perquisites, each of which are described in more detail below.

Pay for Performance Philosophy

We believe our executive compensation program is reasonable and competitive, and appropriately balances the goals of attracting, motivating, rewarding and retaining our executive officers with the goal of aligning their interests with those of our stockholders. The annual compensation of our executive officers, including our named executive officers, varies from year to year based on our corporate financial and operational results and individual performance. While we do not determine either “variable” or “fixed” pay for each named executive officer with reference to a specific percentage of target total direct compensation, consistent with our “pay-for-performance” philosophy, our executive compensation program emphasizes “variable” pay over “fixed” pay.

In 2019, the majority of the target total direct compensation of our Chief Executive Officer consisted of variable pay in the form of long-term incentive compensation opportunities. Fixed pay, primarily consisting of base salary, made up only 21% of our Chief Executive Officer’s target total direct compensation, while contingent (“variable”) pay, consisting of short term cash incentive bonus pay and long-term incentive compensation in the form of equity awards, made up 79% of his target total direct compensation. Similarly, for our other named executive officers, variable pay was emphasized over fixed pay and delivered using the same vehicles as those that were used for our Chief Executive Officer.  The following charts show the percentages of target variable pay versus target fixed pay for our Chief Executive Officer and our other named executive officers in 2019:

(1)

Mr. Schumaker’s 2019 compensation was excluded from the chart above because his new hire package differed significantly from the annual pay packages for the other NEOs and Mr. Kishkill’s 2019 compensation was excluded because he was not eligible for a cash incentive bonus since his employment with us ended in January 2020.

We believe that this approach provides balanced incentives for our executive officers to drive our financial performance and long-term growth.

Executive Compensation Policies and Practices

In addition to our direct compensation elements, the following table summarizes features of our compensation policies and practices that are designed to align our executive team with stockholder interests and with market best practices:

What We Do	What We Don’t Do

✓ Allocate a significant portion of our executive officers’ target total direct compensation to equity-based awards, which are therefore “at risk,” to align the interests of our executive officers and stockholders

✓ Link a significant portion of our executive officers’ target total direct compensation to the performance of our stock price

✓ Maintain an industry-specific peer group comprised of similarly sized companies for benchmarking pay on an annual basis

✓ Offer market-competitive benefits for executives that are consistent with the rest of our employees

✓ Consult with an independent compensation consultant on compensation levels and practices on an annual basis

✓ Perform an annual compensation-related risk assessment by our compensation committee as described on page 30 below

✓ Maintain a clawback policy with respect to incentive-based cash and equity compensation

× Provide any compensation-related tax gross-ups

× Provide excessive perquisites

× Provide any pension arrangements, non-qualified deferred compensation arrangements or retirement plans to our executive officers other than a 401(k) plan that is generally available to all U.S. employees

× Allow hedging by our officers, directors, employees, and certain other persons of Company stock unless pre-approved by the Company’s Audit Committee

× Allow pledging by our officers, directors, employees, and certain other persons of Company stock unless pre-approved by the Company’s Audit Committee

Say-on-Pay Vote on Executive Compensation

In prior years, we were an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012 and were not required to hold a non-binding, advisory vote on the compensation of our named executive officers (a "Say-on-Pay vote"). At the  Annual Meeting, we will be conducting our first Say-on-Pay vote as described in Proposal Three of this proxy statement. Because we value the opinions of our stockholders, our Board and our compensation committee will consider on an advisory basis the outcome of the Say-on-Pay vote, as well as feedback received throughout the year, when making compensation decisions for our named executive officers in the future.

Setting Executive Compensation

Role of the Compensation Committee

Our compensation committee is primarily responsible for developing and implementing our compensation policies and establishing and approving the compensation for all of our executive officers. Our compensation committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members, when the compensation committee deems it appropriate to do so in order to carry out its responsibilities.  In 2019, our compensation committee did not delegate such authority. Our compensation committee oversees our compensation and benefit plans and policies, administers our equity incentive plans and reviews and approves annually all compensation decisions relating to all of our executive officers, including our Chief Executive Officer. When formulating its recommendations for the amount of each compensation element and approving each compensation element and the target total direct compensation opportunity for our executive officers, our compensation committee considers the following factors:

•	our performance against the financial and operational objectives established by our compensation committee and our Board;
•	our financial performance relative to our compensation peer group;
•	the compensation levels and practices of our compensation peer group;

•	each individual executive officer’s skills, experience and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;
•	the scope of each individual executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;
•

the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and ability to work as part of a team, all of which reflect our core values; and

•	the recommendations provided by our Chief Executive Officer with respect to the compensation of our other executive officers.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable. Our compensation committee reviews the base salary levels, cash incentive bonuses, and long-term incentive compensation opportunities of our executive officers, including our named executive officers, each fiscal year at the beginning of the year, or more frequently as warranted. Long-term incentive compensation is granted on a regularly-scheduled basis, as described in “Individual Compensation Elements – Long Term Incentives” below.

Role of the Chief Executive Officer

In discharging its responsibilities, our compensation committee works with members of our management, including our Chief Executive Officer. Our management team assists our compensation committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters. Our compensation committee solicits and reviews our Chief Executive Officer’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures and other compensation-related matters for our executive officers (other than with respect to his own compensation).

Our compensation committee reviews and discusses these recommendations and proposals with our Chief Executive Officer and considers them as one factor in determining the compensation for our executive officers, including our other named executive officers. Our Chief Executive Officer recuses himself from all discussions and recommendations regarding his own compensation.

Role of the Compensation Consultants

Our compensation committee has the authority under its charter to engage the services of a consulting firm or other outside advisor to assist it in designing our compensation programs and in making compensation decisions. In 2019, the compensation committee retained the Rewards Solutions practice at Aon plc (“Aon”), as its independent third-party compensation consultant to advise on executive compensation matters including: overall compensation program design and the design of our performance-based equity award program, peer group development and updates, and benchmarking executive officer and board of director compensation programs. Aon reports directly to our compensation committee. We do not believe the retention of, and the work performed by, Aon creates any conflict of interest. In addition, we also retained Korn Ferry International, an independent third-party compensation consultant, to provide consulting services on compensation as well as additional services for employee engagement surveys and employee recruiting and placement. In 2019, we paid Korn Ferry International $140,100 for services relating to employee leadership assessments and employee recruiting and placement. The decision to engage Korn Ferry International was made by management and although our compensation committee was aware of the nature of the services performed by Korn Ferry International, our compensation committee neither reviewed nor approved such services, as those were reviewed and approved by management in the ordinary course of business. We do not believe the retention of, and the work performed by, Korn Ferry International creates any conflict of interest.

Defining and Comparing Compensation to Market Benchmarks

In evaluating the total compensation of our named executive officers, our compensation committee, using information provided by Aon, establishes a peer group of publicly traded companies in the industrial machinery, aerospace and defense, and electrical components and equipment industries, among others, that is selected based on a balance of the following criteria:

•	companies whose revenue, EBITDA and market capitalization are similar, though not necessarily identical, to ours;
•	companies with global operations to align to our organizational complexity;
•	companies with similar executive positions to ours;

•	companies against which we believe we compete for executive talent; and
•	public companies based in the U.S. whose compensation and financial data are available in proxy statements or through widely available compensation surveys.

Based on these criteria, our peer group for 2019, as approved by our compensation committee, was comprised of the following 25 companies:

Actuant Corporation Advanced Energy Industries, Inc. Aerojet Rocketdyne Holdings, Inc. Altra Industrial Motion Corp. Ameresco, Inc. AZZ Inc. Barnes Group Inc.	Blue Bird Corporation Comfort Systems USA, Inc. Curtiss-Wright Corporation EnPro Industries, Inc. ESCO Technologies Inc. Franklin Electric Co., Inc. Generac Holdings Inc. Hexcel Corporation ITT Inc.	Kraton Corporation Lydall, Inc. Moog Inc. NN, Inc. Ormat Technologies, Inc. RBC Bearings Incorporated Renewable Energy Group, Inc. Teledyne Technologies Incorporated Woodward, Inc.

We believe that the compensation practices of our 2019 peer group provided us with appropriate compensation data for evaluating the competitiveness of the compensation of our named executive officers during 2019.

Notwithstanding any potential similarities with the 2019 peer group, due to the nature of our business, we compete for executive talent with many public companies that are larger and more established than we are or that possess greater resources than we do, and with smaller private companies that may be able to offer greater equity compensation potential. In 2019, the primary market reference point considered by our compensation committee in establishing target total compensation for our executive officers was the 50th percentile of our 2019 peer group. Although our compensation committee and the Board target compensation as described above, they also consider other criteria, including market factors, the experience level of the executive, organizational criticality and the executive’s performance against established Company goals, in determining variations to this general target.

Individual Compensation Elements

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including our named executive officers, and is an important element of compensation intended to attract and retain highly-talented individuals.

Using the competitive market data provided by Aon, as well as evaluating the executive officer’s responsibilities, experience and individual contributions, our compensation committee reviews and develops recommendations for adjusting the base salaries for each of our executive officers, including our named executive officers, as part of its annual executive compensation review. In addition, the base salaries of our executive officers may be adjusted by our compensation committee in the event of a promotion or significant change in responsibilities.

Generally, our compensation committee sets base salaries with reference to the 50th percentile of the competitive range of our compensation peer group and applicable executive compensation survey data.  Since our Public Offering, we have evaluated the base salaries of our executive officers in the context of establishing their total cash compensation at levels that are consistent with the target total cash compensation of executive officers holding comparable positions at a public company.

In March 2019, consistent with the recommendation of our Chief Executive Officer, our compensation committee determined to increase the base salaries of our executive officers, including our named executive officers (other than our Chief Executive Officer, whose base salary increase was determined solely by our compensation committee). In making these decisions, our compensation committee considered the current risks and challenges facing us, its objective of gradually positioning the target total cash compensation of our executive officers at levels that are more consistent with those of a public company in our industry, as well as the factors described in “Setting Executive Compensation” above.

The base salaries of our named executive officers for 2019 were adjusted as follows:

Named Executive Officer	2018 Base Salary as of 12/31/18 ($)		2019 Base Salary ($)		% Change
Steve C. Lockard	790,000	[1]	825,000		4%
William E. Siwek	500,000	[1]	600,000	[3]	20%
Bryan R. Schumaker	N/A		450,000	[4]	N/A
Ramesh Gopalakrishnan	288,400	[2]	440,000	[5]	53%
Steven G. Fishbach	315,000	[2]	350,000	[6]	11%
Joseph G. Kishkill[7]	400,000		412,000		3%
(1)	Effective 1/1/2018.
(2)	Effective 4/1/2018.
(3)	Effective 5/8/2019, the date upon which Mr. Siwek was promoted to President. Mr. Siwek’s base salary increase is reflective of his promotion to President.
(4)	Effective 5/13/2019, the date Mr. Schumaker joined the Company.
(5)

Effective 5/1/2019, the date upon which Mr. Gopalakrishnan was promoted to Chief Operating Officer – Wind. Mr. Gopalakrishnan’s base salary increase is reflective of his promotion to Chief Operating Officer – Wind.

(6)	Effective 1/1/2019. The base salary for Mr. Fishbach was increased to a level more consistent with the median base salary of other General Counsels, respectively, within the Company’s peer group.
(7)	Mr. Kishkill’s employment terminated in January 2020.

The actual base salaries paid to our named executive officers in 2019 are set forth in the “Summary Compensation Table” below.

Short Term Cash Incentive Program

In April 2016, our board of directors adopted the Senior Executive Cash Incentive Bonus Plan, or the Bonus Plan. The Bonus Plan provides for cash bonus payments based upon the attainment of performance targets established by our compensation committee. The payment targets may be related to financial and operational measures or objectives with respect to our Company, which we refer to as corporate performance goals, as well as individual performance objectives.

Each executive officer who is selected to participate in the Bonus Plan will have a target bonus opportunity set for each performance period. Our compensation committee took into account market data, relative levels of responsibility across the Company, tenure, and other relevant factors in order to set the target performance-based incentive for each named executive officer. The corporate performance goals will be measured at the end of each performance period after our financial reports have been published or such other appropriate time as our compensation committee determines. If the corporate performance goals and individual performance objectives are met, payments will be made as soon as practicable following the end of each performance period. Subject to the rights contained in any agreement between the executive officer and us, an executive officer must be employed by us on the bonus payment date to be eligible to receive a bonus payment. The Bonus Plan also permits our compensation committee to approve additional bonuses to executive officers in its sole discretion; however, the compensation committee did not do so for 2019.

2019 Annual Cash Incentive Program Performance Objectives

In considering performance objectives for the named executive officers for 2019, the compensation committee selected a combination of performance objectives that it believed would align with creating long term stockholder value.  Our compensation committee also considered each named executive officer’s individual performance in determining his bonus payout.  Specifically, our compensation committee selected a combination of objectives relating to safety, quality, billings, profitability and growth, which were weighted as follows:

Safety (5%)

The first performance objective related to promoting safety at our manufacturing facilities. Safety is the Company’s first core value and our compensation committee believes it is imperative to promote a safer workplace for all of our associates.  The specific safety performance objectives were reducing the Company’s lost time incident rate and recordable incident rate on year over year basis from 2018 to 2019. The lost time incident rate calculates the number of incidents that result in time away from work, while the recordable incident rate is calculated by multiplying the number of recordable cases by 200,000, and then dividing that number by the total number of labor hours performed by the Company’s direct labor associates.  In addition, the final safety performance metric was increasing the number of near miss incidents and “good catches” on a year over year basis from 2018 to 2019.  We define “good catches” as identifying potential safety hazards or conditions before an incident occurs.  In order to achieve this performance objective, the Company needed to satisfy all of the specific safety objectives set forth above.

Quality (10%)

The second performance objective related to a goal of implementing a global quality measuring system at all of the Company’s manufacturing facilities globally so that the Company could measure quality more uniformly across all of its manufacturing facilities.

Total Billings (20%)

The third performance objective related to total billings, which is a non-GAAP financial measure that we define as the total amounts we have invoiced our customers for products and services for which we are entitled to payment under the terms of our long-term supply agreements or other contractual arrangements.  Our compensation committee chose total billings as one of the performance objectives because it believes that achieving top line growth is a primary objective for the Company and its stockholders and contributes to the Company’s year-over-year financial performance.  The specific total billings performance objective for 2019 was $1,540,000,000, a significant year over year increase from 2018.

Total billings is a non-GAAP financial measure.  See Appendix A to this Proxy Statement for a reconciliation of total billings to net sales as reported for purposes of GAAP from the Company’s 2019 audited financial statements.

Profitability (35%)

The fourth performance objective related to profitability as measured by Adjusted EBITDA.  We define EBITDA, a non-GAAP financial measure, as net income or loss plus interest expense (including losses on extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define Adjusted EBITDA as EBITDA plus any share-based compensation expense, plus or minus any realized gains or losses from foreign currency remeasurement, plus or minus any gains or losses from the sale of assets and impairments. Our compensation committee chose Adjusted EBITDA as a performance objective because it believes that top line growth must be achieved efficiently and with a long-term focus on achieving profitability. The specific Adjusted EBIDA performance objective for 2019 was $113,000,000.

EBITDA and Adjusted EBITDA are non-GAAP financial measures. See Appendix A for a reconciliation of EBITDA and Adjusted EBITDA to net loss as reported for purposes of GAAP from the Company’s 2019 audited financial statements.

Growth (30%)

The fifth performance objective related to growth of new business as measured by creating additional annual backlog of our supply agreements and adding one new manufacturing customer.   Our compensation committee chose growth as a performance objective because it believes that the additional contract backlog creates long term value for our stockholders and adding new customers helps to diversify our business. The specific annual backlog performance objective was $280,000,000.

The following table set forth each performance objective, its minimum, target and maximum thresholds and the payout percentage for each performance objective:

Performance Objective	Weighting	Minimum Performance Threshold	Target Performance	Maximum Performance Cap	Maximum Payout Percentage	Actual Payout Percentage
Safety	5%	N/A	N/A	N/A	5%	5%
Quality	10%	N/A	N/A	N/A	10%	8%
Total Billings	20%	$1,500,000,000	$1,540,000,000	$1,550,000,000	25%	0%
Profitability (Adjusted EBITDA)	35%	$100,000,000	$113,000,000	$125,000,000	70%	0%
Growth (Addition to Annual Contract Backlog)	30%	$210,000,000	$280,000,000	$350,000,000	40%	0%
Total	100%				150%	13%

If the Company achieved the targets for the safety, quality, total billings, profitability and growth performance objectives, the named executive officers could potentially earn in 100% of their target bonus, and up to 150% of their target bonus if the Company exceeded its billings, profitability and growth goals.  In order for any of the total billings, profitability and growth performance objectives to be paid, the applicable minimum threshold amount listed above must be achieved. The actual amount payable under each of the total billings, profitability and growth performance objectives would increase in a linear scale assuming the minimum threshold amounts were achieved. For example, if the Company achieved $1,520,000,000 in total billings for 2019, the total payout percentage for the total billings performance objective would be 10%.

Our compensation committee determined that we achieved the safety performance objective and a substantial portion of the quality performance objective because it had substantially implemented the quality management system in 2019.  The Company, however, did not achieve the total billings, profitability and growth performance objectives for 2019.  In light of such performance, our compensation committee approved cash incentive bonuses under the 2019 Bonus Plan at 13% of target bonus levels.

Due to achievement of additional individual performance goals, cash incentive bonuses were approved for Messrs. Schumaker and Gopalakrishnan at 54% of target levels and for Mr. Fishbach at 50% of target level. Specifically, Mr. Schumaker was awarded this additional bonus for quickly assimilating into his new role as Chief Financial Officer, making an immediate impact on internal reporting structures and upgrading the corporate finance and accounting teams. Mr. Gopalakrishnan was awarded this additional bonus for his efforts in helping to stabilize the Company’s operations in Matamoros, Mexico and Yangzhou, China; and Mr. Fishbach was awarded this additional bonus for the oversight and successful resolution of multiple legal disputes.

The cash incentive bonus targets as a percentage of base salary, the target cash incentive bonus amounts in dollars, the actual cash incentive bonus amounts paid to our named executive officers with respect to 2019 and actual cash incentive bonus amounts paid as a percentage of target are set forth in the table below.

Named Executive Officer	Target Incentive Award as a % of Base Salary	Target Incentive Award ($)	Actual Cash Award as a % of Target Opportunity	Actual Cash Award ($)
Steve C. Lockard	100%	825,000	13%	107,250
William E. Siwek	80%[1]	448,685[2]	13%	58,330[7]
Bryan R. Schumaker	65%	186,719[3]	54%	100,000[7]
Ramesh Gopalakrishnan	65%[4]	278,767[5]	54%	150,000[7]
Steven G. Fishbach	60%	210,000	50%	105,000
Joseph G. Kishkill[6]	65%	267,800	-	-

(1)	Prior to 5/08/19, Mr. Siwek’s target was 65 percent of base salary. Mr. Siwek’s target was increased to reflect his promotion to President.
(2)

In connection with Mr. Siwek’s promotion to President, Mr. Siwek’s 2019 base salary was increased effective May 8, 2019 from $500,000 to $600,000.  The Target Incentive Award reflects the prorated amounts.

(3)	Mr. Schumaker was hired 5/13/2019. The Target Incentive Award reflects the prorated amount.
(4)	Prior to 5/08/19, Mr. Gopalakrishnan’s target was 60 percent of base salary. Mr. Gopalakrishnan’s target was increased to reflect his promotion to Chief Operating Officer – Wind.
(5)

In connection with Mr. Gopalakrishnan’s promotion to Chief Operating Officer - Wind, Mr. Gopalakrishnan’s 2019 base salary was increased effective May 1, 2019 from $288,400 to $440,000.  The Target Incentive Award reflects the prorated amounts.

(6)	Mr. Kishkill’s employment was terminated in January 2020 and did not receive a bonus payment.
(7)	Annual cash awards was immaterially adjusted for rounding.

Long-term Incentives

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers, including our named executive officers, to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.

Long-term incentive compensation opportunities in the form of equity awards are granted by our compensation committee in accord with Amended and Restated 2015 Stock Option and Incentive Plan. The amount and forms of such equity awards are determined by our compensation committee after considering the factors described in “Setting Executive Compensation” above. The amounts of the equity awards are also intended to provide competitively-sized awards and resulting target total direct compensation opportunities that are competitive with the compensation opportunities offered by the companies in our compensation peer group for similar roles and positions for each of our executive officers, taking into consideration the factors described in “Setting Executive Compensation” above.

Performance-Based Awards

Our compensation committee grants performance-based RSUs to the named executive officers, which vest only if we meet specified objective performance criteria and remain in a continued service relationship with the Company through the applicable performance period. The goals of our Board and our compensation committee in selecting metrics for the performance-based component of the long-term incentive program include: alignment with business strategy; driving achievement of our development goals; and creating stockholder value.

In March 2019, as part of its annual executive compensation review, our compensation committee approved the grant of performance-based RSU awards to the named executive officers as described in “Grant of Plan-Based Awards” below. These performance-based RSU awards represented 70% of such named executive officers annual long term incentive award opportunity. These performance-based RSUs vest as follows:

•

Stock Hurdle PSUs: the applicable named executive officer must be in a continuous service relationship with the Company or any of its subsidiaries through December 31, 2021 to vest in any Stock Hurdle PSUs that may be credited with respect to the performance period (i.e., date of grant to December 31, 2021). One third of the Stock Hurdle PSUs will be credited if the Company achieves a stock price of at least $36, an additional one third will be credited if the Company achieves a stock price of at least $42 and an additional one third if the Company achieves a stock price of at least $48, in each case, based on the volume-weighted average stock price of a share of Company common stock over 30 consecutive trading days during the performance period. Each of these stock price hurdles were at prices significantly above the Company’s stock price on the date these performance-based RSUs were granted.

•

Adjusted EBITDA PSUs: the applicable named executive officer must be in a continuous service relationship with the Company or any of its subsidiaries through December 31, 2021 to vest in any Adjusted EBITDA PSUs that may be credited with respect to the performance period (i.e., January 1, 2019 to December 31, 2021). 100% of the Adjusted EBITDA PSUs will be credited if the Company achieves a cumulative Adjusted EBITDA target (as defined in the applicable performance-based restricted stock unit award agreement) during the performance period. The three year cumulative Adjusted EBITDA target for the 2019 Adjusted EBITDA PSU awards was set at a level substantially higher than the three year cumulative Adjusted EBITDA target for the 2018 Adjusted EBITDA PSU awards.

For a summary and discussion of the vesting provisions of the Stock Hurdle PSUs and Adjusted EBTIDA PSUs in the event of an executive’s termination of employment in connection with the executive’s death or disability or a change in control of the Company, please see “Employment, Severance and Change of Control Agreements” section below.

Time-Based Awards

We believe that issuing a combination of time-based restricted stock unit and stock option awards provides an appropriate balance of rewarding employees for potential growth in the market price of our common stock and providing a retention tool for our key executives.

In March 2019, as part of its annual executive compensation review, our compensation committee approved the grant of time-based RSU awards to the named executive officers other than Mr. Schumaker as described in “Grant of Plan-Based Awards” below. These time-based RSU awards represented 30% of such named executive officers’ long-term incentive award opportunity. 100% of these time-based RSUs vest on the third anniversary of the grant date, subject to the applicable named executive officer’s continued service with the Company through such date. We believe time-based RSUs with a three-year cliff vesting period provide a strong retention incentive for our executive officers and also provide a moderate reward for growth in the value of our common stock.

We typically issue stock options to employees when they are first hired.  Our stock options have a ten-year term and typically vest over four years with 25% vesting on the first anniversary date of the grant and 6.25% vests on each quarterly anniversary of the grant date over the remaining three years of the vesting period.  In 2019, in connection with the appointment of Mr. Schumaker as our Chief Financial Officer, our compensation committee approved granting him a time-based stock option award of 140,302 shares. We believe that time-based stock options provide a strong reward for growth in the market price of our common stock as their entire value depends on future stock price appreciation, as well as a strong incentive for our executive officers to remain employed with our Company as they require continued employment through the vesting period.

In May 2019, in connection with the promotion of Mr. Siwek to President and Mr. Gopalakrishnan to Chief Operating Officer - Wind, our compensation committee approved the grant of a time-based RSU award of 13,630 shares to Mr. Siwek and 9,087 shares to Mr. Gopalakrishnan.  Each of these awards vests in three equal installments on the first, second and third annual anniversary of the date of the grant, respectively, subject to the executive’s continued employment.

Benefits and Other Compensation

Other compensation to our executives consists primarily of the broad-based benefits we provide to all full-time employees, including medical, dental and vision insurance, medical and dependent care flexible spending accounts, group life and disability insurance and a 401(k) plan. In designing and structuring these benefit plans, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies.

We maintain a tax-qualified retirement plan that provides all regular U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the plan subject to the applicable annual limits of the Code. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employee elective deferrals are 100% vested at all times. The 401(k) plan allows for matching contributions to be made by us. During fiscal year 2019, we matched up to 50% of the first 8% of deferred compensation. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made.

We generally do not provide perquisites or personal benefits to our named executive officers other than the payment for our executive officers to obtain a biannual executive physical and relocation benefits for executives who join our company. We believe offering executive physicals to our executives is beneficial because it ensures that our key executives remain in optimal health and can achieve early identification of potential health risks to our executives.

Severance and Other Termination Arrangements

We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. We included certain provisions for payments and benefits in the event of a termination of employment, including an involuntary termination of employment in connection with a change in control of our Company, in employment agreements and equity award agreements with our named executive officers.

We believe that the severance payments and benefits provided to our executive officers under their employment agreements are appropriate in light of the post-employment compensation protections available to similarly-situated executive officers at companies in our compensation peer group and are an important component of each executive officer’s overall compensation as they help us to attract and retain our key executives who could have other job alternatives that may appear to them to be more attractive absent these protections.

We also believe that the occurrence or potential occurrence of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. In order to encourage them to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers with the opportunity to receive additional severance protections during a change in control protection period. In addition, we provide additional payment and benefit protections if an executive officer voluntarily terminates employment with us for good reason in connection with a change in control of our Company, because we believe that a voluntary termination of employment for good reason is essentially equivalent to an involuntary termination of employment by us without cause. The primary purpose of these arrangements is to keep our executive officers focused on pursuing potential corporate transactions that are in the best interests of our stockholders regardless of whether those transactions may result in their own job loss.

We provide for the immediate acceleration of vesting and exercisability for all time-based RSU awards, as well as that  portion of an executive’s Stock Hurdle PSUs, to the extent that the applicable performance target(s) have been achieved, and a pro-rata portion of Adjusted EBITDA PSUs, to the extent that the applicable performance target(s) have been achieved, upon his or her death and disability in order to assist the executive’s family during such difficult times, as such termination provisions allow the executive’s family to receive the benefits of the executive’s existing equity incentive arrangements.

To protect the Company’s interests, our executive officers are required to sign a standard form of release prior to receiving any severance payments or benefits under the terms and conditions of their employment agreements with us.

We do not provide excise tax payments (or “gross-ups”) relating to a change in control of our Company and have no such obligations in place with respect to any of our named executive officers.

For detailed descriptions of the post-employment compensation arrangements we maintain with our named executive officers, as well as an estimate of the potential payments and benefits payable to our named executive officers under their post-employment compensation arrangements, see “Employment, Severance and Change of Control Agreements” and “Potential Payments Upon Termination or Change in Control” below.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code (“Section 162(m)”) disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers. For taxable years beginning before January 1, 2018 (i) these executive officers consisted of a public corporation’s principal executive officer and up to three other executive officers (other than the principal financial officer) whose compensation is required to be disclosed to stockholders under the Exchange Act, because they are our most highly-compensated executive officers and (ii) qualifying “performance-based compensation” was not subject to this deduction limit if specified requirements are met.

Pursuant to the Tax Cuts and Jobs Act of 2017, for taxable years beginning after December 31, 2017, the remuneration of a public corporation’s principal financial officer is also subject to the deduction limit. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently materially modified), for taxable years beginning after December 31, 2017, the exemption from the deduction limit for “performance-based compensation” is no longer available. Consequently, these changes will cause more of our compensation to be non-deductible under Section 162(m) for fiscal years beginning after December 31, 2017 and will eliminate the Company’s ability to structure performance-based awards to be exempt from Section 162(m).

In designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, the compensation committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. However, our compensation committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m). Our compensation committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its compensation goals. Our compensation committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expense.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that certain individuals who hold significant equity interests and certain executive officers and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officers, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.

Section 409A of the Internal Revenue Code

Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a nonqualified deferred compensation plan, Section 409A of the Code may apply to certain severance arrangements, bonus arrangements and equity awards. We aim to structure all our severance arrangements, bonus arrangements and equity awards in a manner to either avoid the application of Section 409A or, to the extent doing so is not possible, to comply with the applicable requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow FASB ASC 718 for our stock-based compensation awards. FASB ASC 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Compensation Risk Assessment

We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. As described more fully above, we structure our pay to consist of both fixed and variable compensation, particularly in connection with our pay-for-performance compensation philosophy. We believe this structure motivates our executives to produce superior short-term and long-term results that are in the best interests of our Company and stockholders in order to attain our ultimate objective of increasing stockholder value, and we have established, and our compensation committee endorses, several controls to address and mitigate compensation-related risk. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

“Clawback” Policy

Our Board has adopted a policy that gives the Board discretion to require that any of our Company’s executive officers, including the named executive officers, repay incentive-based compensation to our Company if the Board determines, in its sole discretion based on relevant facts and circumstances, that the executive officer’s intentional misconduct or fraud caused our Company to materially restate all or a portion of its financial statements. Our compensation committee believes that the clawback policy reflects good standards of corporate governance and reduces the potential for excessive risk taking by executive officers.

Policy Prohibiting Hedging and Pledging of Equity Securities

We have an insider trading policy that prohibits our officers, directors, employees, and certain other persons from engaging in, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities unless such transactions are approved by our Audit Committee. In addition, our insider trading policy prohibits our officers, directors, employees, and certain other persons from using our Company’s securities as collateral in a margin account or from pledging our Company’s securities as collateral for a loan unless such transactions are approved by our Audit Committee. Our insider trading policy permits our officers, directors and employees to enter into trading plans complying with Rule 10b5-1 under the Exchange Act.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation, for service rendered in all capacities, that was awarded to, earned by and paid during the fiscal years ended December 31, 2017, December 31, 2018, and December 31, 2019 for each of our named executive officers.

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)	Stock Awards ($)[2]	Option Awards ($)[3]	Non-Equity Incentive Plan Compensation ($)[4]	All Other Compensation ($)[5]	Total ($)
Steven C. Lockard	2019	825,000		1,588,113		107,250	9,056	2,529,419
Chief Executive Officer	2018	786,827		1,777,490		613,040	9,544	3,186,901
	2017	625,000		916,462		1,020,707	2,101	2,564,270
William E. Siwek[6]	2019	569,692		936,990		58,330	9,500	1,574,512
President	2018	498,269		874,992		252,200	11,120	1,636,581
Bryan R. Schumaker[7]	2019	276,923			1,000,000	100,000	508	1,377,431
Chief Financial Officer
Ramesh Gopalakrishnan[8]	2019	405,079		374,994		150,000	15,364	945,437
Chief Operating Officer – Wind
Steven G. Fishbach[9]	2019	350,000		279,991		105,000	10,770	745,761
General Counsel	2018	304,500		399,980		146,664	10,842	861,986
Joseph G. Kishkill[10]	2019	411,723		279,991		0	11,370	703,084
Former Chief Commercial Officer	2018	400,000				201,760	12,663	614,423
	2017	138,462			1,390,679			1,529,141

(1)

The annual base salaries for Messrs. Lockard, Fishbach and Kishkill for the entirety of 2019 were $825,000, $350,000 and $412,000, respectively. Mr. Siwek’s base salary of $600,000 became effective 5/8/2019 and was $520,000 from 1/1/2019 through 5/7/2019. Mr. Gopalakrishnan’s base salary of $440,000 became effective 5/1/2019 and was $345,000 from 1/1/2019 through 4/30/2019.  Mr. Schumaker’s base salary of $450,000 was effective as of 5/13/2019.

(2)

The amounts reported represent the aggregate grant date fair value of the restricted stock units (both time and performance based) awarded to the named executive officers, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service vesting conditions. The assumptions used in calculating the aggregate grant date fair values of the restricted stock units reported in this column are set forth in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K as filed with the SEC on March 2, 2020. The amounts reported in this column reflect the accounting cost for these restricted stock units and do not correspond to the actual economic value that may be received by the Named Executive Officers upon vesting and/or settlement of the restricted stock units. For Mr. Lockard, the amount for 2019 includes $680,617 and $907,496 of time-based RSUs and performance based RSUs, respectively. For Mr. Siwek, the amount for 2019 includes $572,992 and $363,998 of time-based RSUs and performance based RSUs, respectively. For Mr. Gopalakrishnan, the amount for 2019 includes $274,998 and $99,996 of time-based RSUs and performance based RSUs, respectively. For Mr. Fishbach, the amount for 2019 includes $119,995 and $159,996 of time-based RSUs and performance based RSUs, respectively. For Mr. Kishkill, the amount for 2019 includes $119,995 and $159,996 of time-based RSUs and performance based RSUs, respectively, however based on the January 2020 termination of Mr. Kishkill no such amounts will be awarded.    For fiscal year 2019 performance-based restricted stock units, assuming that maximum performance is achieved, the grant date fair value of the performance-based restricted stock units made to our named executive officers would have been as follows: Mr. Lockard – $1,588,113; Mr. Siwek –$636,994;  Mr. Gopalakrishnan - $174,989; Mr. Fishbach - $279,991 and Mr. Kishkill - $279,991 performance based RSUs.

(3)

The amounts reported represent the aggregate grant date fair value of the options awarded to the named executive officers, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service vesting conditions. The assumptions used in calculating the aggregate grant date fair values of the options reported in this column are set forth in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K as filed with the SEC on March 2, 2020. The amounts reported in this column reflect the accounting cost for these options and do not correspond to the actual economic value that may be received by the Named Executive Officers upon exercise of the options.

(4)

Amounts represent the actual bonus compensation paid for the applicable year pursuant to the Company’s and each named executive officer’s achievement of certain performance metrics under the Bonus Plan.

(5)

For 2019, represents for Mr. Lockard, Company matching contributions under our 401(k) plan equal to $7,186, and group term life insurance premiums paid by the Company equal to $1,870; represents for Mr. Siwek, Company matching contributions under our 401(k) plan equal to $9,500; represents for Mr. Schumaker, group term life insurance paid by the Company equal to $508; represents for Mr. Gopalakrishnan, Company matching contributions under our 401(k) plans equal to $10,200, cost for an annual physical equal to $3,894, and group term life insurance premiums paid by the Company equal to $1,270; for Mr. Fishbach, Company matching contributions under our 401(k) plan equal to $9,500, and group term life insurance premiums paid by the Company equal to $1,270; and for Mr. Kishkill, Company matching contributions under our 401(k) plan equal to $9,500 and group term life insurance premiums paid by the Company equal to $1,870.

(6)	Mr. Siwek was not a named executive officer for 2017.
(7)	Mr. Schumaker joined the company in May 2019 and his base salary and bonus compensation were pro-rated accordingly.
(8)	Mr. Gopalakrishnan was not a named executive officer for 2018 and 2017.
(9)	Mr. Fishbach was not a named executive officer for 2017.
(10)	Mr. Kishkill’s employment ended in January 2020.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to all plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2019.

Name	Program Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)[1]			Estimated Future Payouts Under Equity Incentive Plan Awards (#)[2]			All Other Stock Awards: Number of Shares of Stock or Units (#)[3]	All Other Option Awards: Number of Securities Underlying Options (#)[4]	Exercise or Base Price of Option Awards ($/Sh)[5]	Grant Date Fair Value of Stock and Option Awards ($)[6]
			Threshold	Target	Maximum	Threshold	Target	Maximum
Steven C. Lockard	STI			825,000	1,237,500
	RSU	3/6/2019							23,261			680,617
	PSU	3/6/2019					59,743					907,496
	PSU	3/6/2019					23,261					-[7]
William E. Siwek	STI			448,685	673,028
	RSU	5/14/2019							13,630			299,996
	RSU	3/6/2019							9,330			272,996
	PSU	3/6/2019					23,963					363,998
	PSU	3/6/2019					9,330					-[7]
Bryan R. Schumaker[8]	STI			186,719	280,079
	Options	5/14/2019								140,302	22.01	1,000,000
Ramesh Gopalakrishnan	STI			278,767	418,151
	RSU	5/14/2019							9,087			200,005
	RSU	3/6/2019							2,563			74,993
	PSU	3/6/2019					6,583					99,996
	PSU	3/6/2019					2,563					-[7]
Steven G. Fishbach	STI			210,000	315,000
	RSU	3/6/2019							4,101			119,995
	PSU	3/6/2019					10,533					159,996
	PSU	3/6/2019					4,101					-[7]
Joseph G. Kishkill	STI			267,800	401,700
	RSU	3/6/2019							4,101			119,995
	PSU	3/6/2019					10,533					159,996
	PSU	3/6/2019					4,101					-[7]
(1)

The amounts shown reflect the target cash incentive compensation for our named executive officers, which are disclosed in the “Target Incentive Award” column in the “2019 Annual Cash Incentive Program” section of the Compensation Discussion & Analysis. The actual amounts paid for 2019 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

Restricted stock units subject to performance-based vesting criteria established by our compensation committee and described in the footnotes to the Outstanding Equity Awards Fiscal Year-End table below.  There are no threshold or maximum amounts for performance-based restricted stock units and accordingly, nothing is shown in those columns.

(3)	Restricted stock units subject to time-based vesting criteria established by our compensation committee and described in the footnotes to the Outstanding Equity Awards at Fiscal Year-End table below.
(4)	Options subject to time-based vesting criteria established by our compensation committee and described in the footnotes to the Outstanding Equity Awards at Fiscal Year-End table below.
(5)	The exercise price of these stock options is equal to the closing price of our common stock on the Nasdaq Global Market on the grant date.
(6)

Amounts represent the grant date fair value of the named executive officer's stock options and restricted stock units, calculated in accordance with FASB ASC 718. There is no estimation of forfeitures included in the grant date fair value of the stock options.

(7)

The Company does not currently anticipate the performance criteria associated with these awards to be probable of occurrence. The grant date fair value of the Adjusted EBITDA performance-based restricted stock units made to our named executive officers, assuming that the cumulative Adjusted EBITDA target of such awards was satisfied, would have been as follows: Mr. Lockard – $680,617; Mr. Siwek – $272,996;  Mr. Gopalakrishnan - $74,993; Mr. Fishbach - $119,995 and Mr. Kishkill - $119,995.

(8)	Mr. Schumaker was hired in May 2019 and as a result, the amounts reflected herein are pro-rated accordingly.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding all outstanding equity awards held by each of our named executive officers on December 31, 2019.

		Option Awards[1]				Stock Awards [1]
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)[2]
Steven C. Lockard	5/29/2015	569,746[3]	155,384[3]	10.87	5/29/2025
	10/23/2017					19,675[4]	364,184
	3/14/2018					23,522[5]	435,392	23,522[7]	435,392
	3/6/2019					23,261[6]	430,561	23,261[9]	430,561
	3/14/2018					18,915[8]	350,110	37,829[8]	700,221
	3/6/2019							59,743[10]	1,105,843
William E. Siwek	5/29/2015	193,051[3]	44,549[3]	10.87	5/29/2025
	10/23/2017					10,010[4]	185,285
	3/14/2018					11,579[5]	214,327	11,579[7]	214,327
	3/6/2019					9,330[6]	172,698	9,330[9]	172,698
	5/14/2019					13,630[11]	252,291
	3/14/2018					9,311[8]	172,347	18,622[8]	344,693
	3/6/2019							23,963[10]	443,555
Bryan R. Schumaker	5/14/2019		140,302[3]	22.01	5/14/2029
Ramesh Gopalakrishnan	9/12/2016	20,283[3]	9,376[3]	18.70	9/12/2026
	10/23/2017					3,490[4]	64,600
	3/14/2018					3,308[5]	61,231	3,308[7]	61,231
	3/6/2019					2,563[6]	47,441	2,563[9]	47,441
	5/14/2019					9,087[11]	168,200
	3/14/2018					2,660[8]	49,243	5,321[8]	98,486
	3/6/2019							6,583[10]	121,851
Steven Fishbach	5/29/2015	70,201[3]	16,199[3]	10.87	5/29/2025
	10/23/2017					5,580[4]	103,286
	3/14/2018					5,293[5]	97,973	5,293[7]	97,973
	3/6/2019					4,101[6]	75,910	4,101[9]	75,910
	3/14/2018					4,257[8]	78,803	8,512[8]	157,551
	3/6/2019							10,533[10]	194,966
Joseph G. Kishkill	8/24/2017	84,375[3]	65,625[3]	20.05	8/24/2027
	3/6/2019					4,101[6]	75,910	4,101[9]	75,910
	3/6/2019							10,533[10]	194,966

(1)

Each equity award was granted pursuant to our Amended and Restated 2015 Stock Option and Incentive Plan (the “2015 Plan”). Each equity award is subject to certain acceleration of vesting provisions as provided under the 2015 Plan as well as the applicable named executive officer’s employment agreement.

(2)	Based on the Company’s closing market price of $18.51 per share on December 31, 2019, the last trading day during the fiscal year ended December 31, 2019.
(3)

Approximately 25% of the shares subject to the option vested on the first anniversary of the effective date of the Public Offering, and approximately 6.25% of the shares vest each quarter thereafter, such that 100% of the shares subject to the option will vest on the fourth anniversary of the Public Offering; provided, that the applicable named executive officer remains continuously employed with us through each applicable vesting date. In March 2020, Mr. Lockard’s stock option agreements were amended to provide for continued vesting so long as Mr. Lockard continued to provide service to us through the applicable vesting date.

(4)

The restricted stock units vest in three tranches as follows: 20% on March 7, 2018, 30% on March 7, 2019 and 50% on March 7, 2020; provided, that the named executive officer remains continuously employed with us through the applicable vesting date.

(5)

The restricted stock units vest 100% on March 14, 2021 provided that the named executive officer continuously provides service to us through the applicable vesting date. The restricted stock units are subject to certain acceleration of vesting provisions as described under “Employment, Severance and Change of Control Agreements” below.

(6)

The restricted stock units vest 100% on March 6, 2022 provided that the named executive officer continuously provides service to us through the applicable vesting date. The restricted stock units are subject to certain acceleration of vesting provisions as described under “Employment, Severance and Change of Control Agreements” below.

(7)

The performance-based restricted stock units will vest 100% on March 7, 2021 provided the Company achieves a cumulative Adjusted EBITDA target (as defined in the applicable performance-based restricted stock unit award agreement) during the performance period of January 1, 2018 to December 31, 2020; provided that the named executive officer continuously provides service to us through December 31, 2020.  The performance-based restricted stock units are subject to certain acceleration of vesting provisions as described under “Employment, Severance and Change of Control Agreements” below.

(8)

The performance-based restricted stock units will vest in three tranches: one third each upon achieving a common stock market per share price of $28, $33 and $38, in each case during the performance period starting on January 1, 2018 and ending on December 31, 2020; provided that the named executive officer continuously provides service to us through December 31, 2020. As of December 31, 2019, the first stock price hurdle of $28 per share had been achieved and therefore one third of the performance-based restricted stock units were credited; however, the applicable named executive officer must continuously provide service to us through December 31, 2020 in order to vest in such restricted stock units.  The performance-based restricted stock units are subject to certain acceleration of vesting provisions as described under “Employment, Severance and Change of Control Agreements” below. The number of shares included in the Number of Shares or Units of Stock That Have Not Vested column represent shares earned under this performance-based restricted stock award and therefore now represent time-based restricted stock units that will vest on December 31, 2020 assuming continued service by the named executive.

(9)

The performance-based restricted stock units will vest 100% on March 7, 2022 provided the Company achieves a cumulative Adjusted EBITDA target (as defined in the applicable performance-based restricted stock unit award agreement) during the performance period of January 1, 2019 to December 31, 2021; provided that the named executive officer continuously provides service to us through December 31, 2021.  The performance-based restricted stock units are subject to certain acceleration of vesting provisions as described under “Employment, Severance and Change of Control Agreements” below.

(10)

The performance-based restricted stock units will vest in three tranches: one third each upon achieving a common stock market per share price of $36, $42 and $48, in each case during the performance period starting on January 1, 2019 and ending on December 31, 2021; provided that the named executive officer continuously provides service to us through December 31, 2021. As of December 31, 2019, price hurdles had been met. The performance-based restricted stock units are subject to certain acceleration of vesting provisions as described under “Employment, Severance and Change of Control Agreements” below.

(11)

Approximately one-third of the restricted stock units vest on each of the first, second and third anniversaries of the award grant date; provided, that the named executive officer remains continuously employed with us through each applicable vesting date.

Option Exercises and Stock Vested Table

The following table sets forth, for each of the named executive officers, information with respect to the exercise of stock options and the vesting of restricted stock awards during the year ended December 31, 2019.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Steven C. Lockard	-	-	103,965	2,740,390
William E. Siwek	-	-	32,406	862,557
Bryan R. Schumaker	-	-	-	-
Ramesh Gopalakrishnan	20,341	250,286	2,094	61,878
Steven G. Fishbach	-	-	3,348	98,933
Joseph G. Kishkill	-	-	-	-

(1)

Value realized on exercise of stock option awards does not represent proceeds from the sale of any common stock acquired upon exercise, but is determined by multiplying the number of shares acquired upon exercise by the difference between the per share exercise price of the option an d the closing price of a share of our common stock on the Nasdaq Global Market at the time of exercise.

(2)

The value realized on vesting is based on the closing market price per share of our common stock on the Nasdaq Global Market on the vesting date, multiplied by the number of restricted stock awards that vested.

Employment, Severance and Change of Control Agreements

The material terms of the employment agreements with our named executive officers are summarized below.

Steven C. Lockard In 2016, we entered into an employment agreement with Mr. Lockard for the position of President and Chief Executive Officer. Mr. Lockard’s 2019 salary was $825,000, which is subject to review and adjustment in accordance with Company policy. Mr. Lockard is also eligible for an annual incentive bonus targeted at 100% of his base salary. Mr. Lockard is also eligible to participate in employee benefit plans generally available to all of our employees, subject to the terms of those plans.

William E. Siwek In May 2019, we entered into an amended and restated employment agreement with Mr. Siwek for the position of President. Mr. Siwek’s 2019 salary, effective May 8, 2019 was $600,000, which is subject to review and adjustment in accordance with Company policy. Mr. Siwek is also eligible for an annual incentive bonus targeted at 80% of his base salary. Mr. Siwek is also eligible to participate in employee benefit plans generally available to all of our employees, subject to the terms of those plans. In March 2020, we announced that Mr. Siwek was being promoted from President to President and Chief Executive Officer effective May 20, 2020.  In connection with his promotion, Mr. Siwek’s annual base salary will be increased to $800,000 and his target bonus percentage will be increased to 100% of his annual base salary (prorated for days of service in his year of appointment).

Bryan R. Schumaker In May 2019, we entered into an employment agreement with Mr. Schumaker for the position of Chief Financial Officer. Mr. Schumaker’s 2019 salary was $450,000, which is subject to review and adjustment in accordance with Company policy. Mr. Schumaker is also eligible for an annual incentive bonus targeted at 65% of his base salary. Mr. Schumaker is also eligible to participate in employee benefit plans generally available to all of our employees, subject to the terms of those plans.

Ramesh Gopalakrishnan In May 2019, we entered into an employment agreement with Mr. Gopalakrishnan for the position of Chief Operating Officer - Wind. Mr. Gopalakrishnan’s 2019 salary, effective May 1, 2019 was $440,000, which is subject to review and adjustment in accordance with Company policy. Mr. Gopalakrishnan is also eligible for an annual incentive bonus targeted at 65% of his base salary. Mr. Gopalakrishnan is also eligible to participate in employee benefit plans generally available to all of our employees, subject to the terms of those plans.

Steven G. Fishbach In 2016, we entered into an employment agreement with Mr. Fishbach for the position of General Counsel and Secretary. Mr. Fishbach’s 2019 salary was $350,000, which is subject to review and adjustment in accordance with Company policy. Mr. Fishbach is also eligible for an annual incentive bonus targeted at 60% of his base salary. Mr. Fishbach is also eligible to participate in employee benefit plans generally available to all of our employees, subject to the terms of those plans.

Joseph G. Kishkill  In August 2017, we entered into an employment agreement with Mr. Kishkill for the position of Chief Commercial Officer. Mr. Kishkill’s 2019 salary was $412,000, which was subject to review and adjustment in accordance with Company policy. Mr. Kishkill was also eligible for an annual incentive bonus targeted at 65% of his base salary. Mr. Kishkill was also eligible to participate in employee benefit plans generally available to all of our employees, subject to the terms of those plans. In January 2020, Mr. Kishkill’s employment with us terminated.  Pursuant to the terms of his employment agreement, Mr. Kishkill was terminated without cause and was entitled to received base salary continuation payments for a period of 12 months (totaling $412,000) plus 12 monthly cash payments equal to our monthly contribution for his health insurance from the effective date of his termination of employment (totaling $14,762).

Pursuant to the employment agreements, each of Messrs. Lockard, Siwek, Schumaker, Gopalakrishnan, and Fishbach are subject to standard confidentiality and nondisclosure, assignment of intellectual property work product and post-termination noncompetition and non-solicitation of employees, consultants and customers covenants.

Involuntary Termination of Employment Not in Connection with a Change of Control. With respect to 2019, pursuant to the employment agreements, in the event the applicable named executive officer is terminated by us without “cause” (as defined in such executive’s employment agreement) or the named executive officer resigns for “good reason” (as defined in such executive’s employment agreement), in each case subject to the delivery of a fully effective release of claims and continued compliance with applicable restrictive covenants, the named executive officer will be entitled to (i) a cash severance payment equal to 150%, 125%, 100%, 100% and 50% of the base salaries of Messrs. Lockard, Siwek, Schumaker, Gopalakrishnan, and Fishbach, respectively (payable in 18, 15, 12, 12 and 6 monthly installments for Messrs. Lockard, Siwek, Schumaker, Gopalakrishnan, and Fishbach, respectively) and (ii) up to 18, 15, 12, 12 and 6 monthly cash payments equal to our monthly contribution for health insurance for Messrs. Lockard, Siwek, Schumaker, Gopalakrishnan, and Fishbach, respectively.

Involuntary Termination of Employment in Connection with a Change of Control. With respect to 2019, in the event a named executive officer is terminated by us without cause or resigns for good reason, in each case within 12 months following a change in control (as defined in such executive’s employment agreement), subject to the delivery of a fully effective release of claims and continued compliance with applicable restrictive covenants, the named executive officer will not be entitled to the severance benefits described above, but will instead be entitled to the following: (i) a lump sum cash severance payment equal to 150%, 125%, 100%, 100% and 100% of the base salaries of Messrs. Lockard, Siwek, Schumaker, Gopalakrishnan, and Fishbach, respectively, and 150%, 125%, 100%, 100% and 100% of the annual target bonuses of Messrs. Lockard, Siwek, Schumaker, Gopalakrishnan, and Fishbach, respectively, (ii) up to 18, 15, 12, 12 and 12 monthly cash payments for Messrs. Lockard, Siwek, Schumaker, Gopalakrishnan, and Fishbach, respectively, equal to our monthly contribution for health insurance for the executive, and (iii) for all outstanding and unvested equity awards of the Company subject to time-based vesting held by the executives, full accelerated vesting of such awards, with a post-termination exercise period, if applicable, of one year.

With respect to Stock Hurdle PSUs, in the event of a “change in control” (as defined in the applicable performance-based restricted stock unit award agreement), any Stock Hurdle PSUs credited as of the day prior to the change in control will become eligible to vest on the applicable vesting date; provided, that if in the change in control (i) outstanding equity awards will be assumed, substituted or continued by the Company or its successor, and the applicable named executive officer is terminated by the Company or successor without “cause” (as defined in the applicable performance-based restricted stock unit award agreement) or resigns for “good reason” (as defined in the applicable performance-based restricted stock unit award agreement), in either case within 12 months following the change in control and prior to the applicable vesting date or (ii) outstanding equity awards will not be assumed, substituted or continued by the Company or its successor, then the Stock Hurdle PSUs that were credited as of the day prior to the change in control will be deemed immediately vested on the date of such termination or change in control, as applicable.

With respect to Adjusted EBITDA PSUs, in the event of a “change in control” (as defined in the applicable performance-based restricted stock unit award agreement), 100% of the Adjusted EBITDA PSUs will be credited and will become eligible to vest on the applicable vesting date; provided, that if in the change in control (i) outstanding equity awards will be assumed, substituted or continued by the Company or its successor, and the applicable named executive officer is terminated by the Company or successor without “cause” (as defined in the applicable performance-based restricted stock unit award agreement) or resigns for “good reason” (as defined in the applicable performance-based restricted stock unit award agreement), in either case within 12 months following the change in control and prior to the applicable vesting date or (ii) outstanding equity awards will not be assumed, substituted or continued by the Company or its successor, then the Adjusted EBITDA PSUs that were credited will be deemed immediately vested on the date of such termination or change in control, as applicable.

Termination upon Death or Disability. If a named executive officer’s employment is terminated due to death or “disability” (as defined in the applicable performance-based restricted stock unit award agreement), any Stock Hurdle PSUs credited as of such date will be deemed immediately vested on such date.  Similarly, if named executive officer due to death or “disability” (as defined in the applicable performance-based restricted stock unit award agreement), a pro-rata portion of the Adjusted EBITDA PSUs assuming the target level of performance is achieved (based on days of service during the performance period) will be deemed immediately vested on such date.

The Company may terminate each named executive officer’s employment for cause by a vote of the Board at a meeting of the Board called and held for such purpose.

The payments and benefits provided under the employment agreements in connection with a change in control may not be eligible for federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits may also be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to each Named Executive Officer in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to the executive.

The following table presents information concerning estimated payments and benefits that would be provided in the circumstances described above for each of the named executive officers serving as of the end of the fiscal year ending December 31, 2019. The payments and benefits set forth below are estimated assuming that the termination or change in control event occurred on the last business day of our fiscal year ending December 31, 2019. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimate potential payments and benefits.

Name	Death/ Disability[1]	Involuntary Termination of Employment Not in Connection with a Change in Control[2]	Involuntary Termination of Employment in Connection with a Change in Control[3]
Steven C. Lockard
Cash severance		1,237,500[4]	2,475,000[11]
Continued benefits		14,989[9]	14,989[9]
Equity acceleration	350,110		7,984,599
Total	350,110	1,252,489	10,474,588
William E. Siwek
Cash severance		750,000[5]	1,350,000[12]
Continued benefits		17,475[10]	17,475[10]
Equity acceleration	172,347		3,198,715
Total	172,347	767,475	4,566,190
Bryan R. Schumaker
Cash severance		450,000[6]	742,500[13]
Continued benefits		15,180[15]	15,180[15]
Equity acceleration
Total	-	465,180	757,680
Ramesh Gopalakrishnan
Cash severance		440,000[7]	726,000[13]
Continued benefits		15,180[15]	15,180[15]
Equity acceleration	49,243		499,387
Total	49,243	455,180	1,240,567
Steven Fishbach
Cash severance		175,000[8]	577,500[13]
Continued benefits		7,590[14]	15,180[15]
Equity acceleration	78,785		1,189,742
Total	78,785	182,590	1,782,422

(1)

If a named executive officer’s service is terminated due to death or disability, any Stock Hurdle PSUs credited as of such date will be deemed immediately vested on such date.  Similarly, if named executive officer’s service with the Company is terminated due to death or disability, a pro-rata portion of the Adjusted EBITDA PSUs, assuming the target level of performance is achieved (based on days of service during the performance period), will be deemed immediately vested on such date.

(2)

“Involuntary termination” means a termination without cause or for good reason, and "not in connection with a change in control" means outside of the change in control period (i.e., not within 12 months following a change in control). There is no acceleration of vesting resulting from an involuntary termination not in connection with a change in control.

(3)

“Involuntary termination” means a termination without cause or for good reason, and “in connection with a change in control" means within the change in control period (i.e., within 12 months following a change in control) and in such change in control, outstanding equity awards are assumed, substituted or continued by the Company or a successor. Vesting of equity accelerates as to 100% of the total number shares underlying outstanding and unvested stock options, RSUs, Adjusted EBITDA PSUs and earned Stock Price PSUs. Because the per share exercise price of certain stock options is above the closing price of a share of our common stock on the Nasdaq Global Market on December 31, 2019 ($18.51), no amounts have been included with respect to such stock options.

(4)	Represents eighteen months of our Chief Executive Officer’s annual base salary.
(5)	Represents fifteen months of our President's annual base salary.
(6)	Represents the Chief Financial Officer’s annual base salary.
(7)	Represents the Chief Operating Officer – Wind’s annual base salary.
(8)	Represents one half the General Counsel’s annual base salary.
(9)

Represents eighteen months of our contribution towards COBRA health insurance, based on our actual costs to provide health insurance to the applicable named executive office immediately prior to termination.

(10)

Represents fifteen months of our contribution towards COBRA health insurance, based on our actual costs to provide health insurance to the applicable named executive office immediately prior to termination.

(11)	Represents eighteen months of our Chief Executive Officers annual base salary and 1.5 times our Chief Executive Officer’s bonus target.
(12)	Represents fifteen months of our President’s annual base salary and 1.25 times our President’s bonus target.
(13)

Represents twelve months of our Chief Financial Officer’s, Chief Operating Officer’s and General Counsel’s annual base salary and the annual bonus targets of our Chief Financial Officer, Chief Operating Officer and General Counsel.

(14)

Represents six months of out contribution towards COBRA health insurance, based on our actual costs to provide health insurance to the applicable named executive office immediately prior to termination.

(15)

Represents twelve months of out contribution towards COBRA health insurance, based on our actual costs to provide health insurance to the applicable named executive office immediately prior to termination.

Equity Compensation Plan Information

The following table presents information as of December 31, 2019 for our equity compensation plans approved by our stockholders. We do not have any equity compensation plans that have not been approved by our stockholders.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options and rights	(b) Weighted- average exercise price of outstanding options and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders(2)	3,440,373	$14.29	6,621,512	(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	3,440,373	$14.29	6,621,512

(1)

Reflects the weighted-average exercise price of 2,594,228 stock options outstanding as of December 31, 2019, under the 2015 Plan and our 2008 Stock Option and Grant Plan (the “2008 Plan”). Restricted stock units do not have exercise prices and are not included in the calculation.

(2)	Includes the 2015 Plan and the 2008 Plan.
(3)

The number of shares available under the 2015 Plan increases on January 1 of each year by up to 4% of the outstanding shares of common stock on the immediately preceding December 31 or such lesser number of shares as determined by or our compensation committee or our Board in its sole discretion. The Company no longer makes grants under the 2008 Plan.

Director Compensation

Non-Employee Director Compensation Policy in effect in 2019

In July 2017, we adopted an amended and restated non-employee director compensation policy, which enables us to attract and retain high caliber directors, who are not employees or officers of the Company.

Under our amended and restated non-employee director compensation policy, each of our non-employee directors is entitled to an annual cash fee of $60,000. The Chairperson of the Board is entitled to receive an additional annual fee of $25,000 and the lead director, if we were to have a lead director who was not the Chairperson of the Board, is entitled to receive an additional annual fee of $15,000. In addition, members of our committees of the Board are entitled to receive additional compensation as follows: (i) each member of the audit committee is entitled to receive an annual fee of $10,000 and the chairperson of the audit committee also is entitled to receive an additional annual fee $20,000, (ii) each member of the compensation committee is entitled to receive an annual fee of $7,500 and the chairperson of the compensation committee also is entitled to receive an additional annual fee of $12,500 and (iii) each member of the nominating and corporate governance committee is entitled to receive an annual fee of $5,000 and the chairperson of the nominating and corporate governance committee also is entitled to receive an additional annual fee of $10,000.

Board of Directors	Annual Retainer
All non-employee members	$60,000

Additional Annual Retainers
Chairperson of the board of directors	$25,000
Lead director	$15,000
Audit committee chairperson	$20,000
Audit committee member	$10,000
Compensation committee chairperson	$12,500
Compensation committee member	$7,500
Nominating and corporate governance committee chairperson	$10,000
Nominating and corporate governance committee member	$5,000

In addition, upon initial appointment to the Board, each non-employee director will receive an option award with a grant date fair value of $60,000, which will vest annually over four years (25% per year), subject to the director continuing to be a service provider to us through each applicable vesting date. On the date of each Annual Meeting of Stockholders, each non-employee director who will continue as a member of the Board following such Annual Meeting of Stockholders will be entitled to receive a restricted stock unit award with a grant date fair value of approximately $90,000 (the “annual grant”), which award will vest in full on the earlier of the first anniversary of the grant date or the next Annual Meeting of Stockholders, subject to the director continuing to be a service provider to us through the vesting date. If a non-employee director joins our Board on a date other than the date of our Annual Meeting of Stockholders, then such director will be entitled to receive a pro-rata portion of the annual grant based on the time between such director’s appointment and the next Annual Meeting of Stockholders, on the first eligible grant date following such director’s appointment to our Board.

In the event of a “Sale Event” (as defined in the 2015 Plan), the then-outstanding and unvested equity awards held by the non-employee directors that were granted pursuant to the amended and restated non-employee director compensation policy will become 100% vested.

We reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any committee thereof.

The amended and restated non-employee director compensation policy also provides that, pursuant to the 2015 Plan, the aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director in a calendar year will not exceed $750,000 (or such other limit as may be set forth in the 2015 Plan or any similar provision of a successor plan).

Adjustments to the Non-Employee Director Compensation Policy in 2020

In 2019 and 2020, our compensation committee engaged Aon, a national compensation consulting firm, as its compensation consultant to advise on, among other things, director compensation matters.  In doing so, our compensation committee reviewed a peer group study prepared by Aon to benchmark our director compensation levels.  At the recommendation of our compensation committee, we amended and restated our Non-Employee Director Compensation Policy in March 2020 to make certain adjustments to our non-employee director compensation to align it with the competitive market.  These adjustments, which will take effect after our Annual Meeting, include the following:

•	increasing the annual retainer for Board membership from $60,000 to $75,000;
•

increasing the additional annual retainer for the Chairperson of the Board from $25,000 to $125,000 to reflect Mr. Lockard’s expected increased responsibilities both in terms of his involvement in helping to oversee the Company’s strategic direction as well as his representation of the Company in wind policy matters and initiatives;

•	increasing the additional annual retainer for the Lead Independent Director from $15,000 to $25,000;
•	adding an additional annual retainer for the Technology Committee Chairperson and members of the Technology Committee of $10,000 and $5,000 respectively; and
•	increasing the value of the annual restricted stock unit grant from $90,000 to $115,000.

Stock Ownership Policy

In March 2020, we adopted a stock ownership policy for our non-employee directors, which requires such directors to acquire and hold the lesser of (i) a number of shares of our common stock equal in value to five times the director’s annual cash retainer for regular service on the board of directors or (ii) 15,000 shares of our common stock, until such director’s service on the board of directors ceases. We only count directly and beneficially owned shares, shares underlying unvested and vested restricted stock units (either held or deferred) and shares underlying vested and unexercised in-the-money stock options. Each non-employee director has until December 31st following five years from the later of his or her initial election to the board of directors or from the effective date of the policy to attain the required ownership level.

Director Compensation

The following table presents the total compensation for each person who served as a member of our Board during the fiscal year ended December 31, 2019. Steven C. Lockard, who is our Chief Executive Officer, was an employee during the fiscal year ended December 31, 2019 and received no additional compensation for his service as a member of our Board. The compensation received by Mr. Lockard, as a Named Executive Officer of the Company, is presented above in “Executive Compensation—Summary Compensation Table.”

Director Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)[2]	Option Awards ($)3	Total ($)
Stephen B. Bransfield	72,500	89,999	—	162,499
Michael L. DeRosa	67,500	89,999	—	157,499
Jayshree S. Desai	70,000	89,999	—	159,999
Philip J. Deutch	65,000	89,999	—	154,999
Paul G. Giovacchini	105,000	89,999	—	194,999
Jack A. Henry	90,000	89,999	—	179,999
James A. Hughes	70,000	89,999	—	159,999
Daniel G. Weiss	75,000	89,999	—	164,999
Tyrone M. Jordan	60,000	134,921	68,685	263,606

(1)

As of December 31, 2019, Messrs. Bransfield, Henry and Jordan had outstanding options to purchase an aggregate of 38,731 shares, 32,400 shares, and 6,440 shares of our common stock outstanding, respectively. As of December 31, 2019, Messrs. DeRosa, Deutch, Giovacchini, Hughes and Weiss each had options to purchase an aggregate of 18,000 shares of our common stock outstanding and Ms. Desai had options to purchase an aggregate of 5,790 shares of our common stock outstanding. In addition, as of December 31, 2019, Messrs. Bransfield, DeRosa, Deutch, Giovacchini, Henry, Hughes, Weiss, Jordan and Ms. Desai each had 4,089 restricted stock units outstanding.

(2)

The amounts reported represent the aggregate grant date fair value of the restricted stock units awarded to the directors, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service vesting conditions. The assumptions used in calculating the aggregate grant date fair values of the restricted stock units reported in this column are set forth in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K as filed with the SEC on March 2, 2020. The amounts reported in this column reflect the accounting cost for these restricted stock units and do not correspond to the actual economic value that may be received by the directors upon vesting and/or settlement of the restricted stock units.

(3)

The amounts reported represent the aggregate grant date fair value of the options awarded to the directors, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service vesting conditions. The assumptions used in calculating the aggregate grant date fair values of the options reported in this column are set forth in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K as filed with the SEC on March 2, 2020. The amounts reported in this column reflect the accounting cost for these options and do not correspond to the actual economic value that may be received by the directors upon exercise of the options.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Paul G. Giovacchini and Michael L. DeRosa, members of our compensation committee, are affiliated with Landmark Partners and Element Partners, respectively.

Report of the Compensation Committee of the Board of Directors

The information contained in this compensation committee report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that TPI Composites specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed “filed” under either the Securities Act or the Exchange Act.

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis section with management. Based on such review and discussions, the compensation committee recommended to the Board that this “Compensation Discussion and Analysis” section be included in this proxy statement for the year ended December 31, 2019, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Compensation Committee

Paul G. Giovacchini

Michael L. DeRosa

Stephen B. Bransfield

Insider Trading Policy and Rule 10b5-1 Sales Plans

We have an insider trading policy that prohibits our officers, directors, employees, and certain other persons from engaging in, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to the Company’s common stock. Our insider trading policy permits our officers, directors and employees to enter into trading plans complying with Rule 10b5-1 under the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 23, 2020 for:

•	each of our named executive officers;
•	each of our directors;
•	all of our directors and executive officers as a group; and
•	each person known by us to be the beneficial owner of more than five percent of any class of our voting securities.

We have determined beneficial ownership in accordance with the rules of the SEC, and therefore it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options, restricted stock units and performance-based restricted stock units outstanding as of March 23, 2020 that were exercisable or issuable or will become exercisable or issuable within 60 days of March 23, 2020 to be outstanding and to be beneficially owned by the person holding the options, restricted stock units or performance-based restricted stock units for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

We have based percentage ownership of our common stock on 36,753,348 shares of our common stock beneficially owned as of March 23, 2020.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o TPI Composites, Inc., 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Executive Officers and Directors:
Steven C. Lockard(1)	1,013,772	2.8%
Joseph G. Kishkill(2)	84,375	*
Ramesh Gopalakrishnan(3)	31,537	*
William E. Siwek(4)	300,733	*
Bryan Schumaker(5)	36,146
Thomas J. Castle(6)	171,322	*
Steven G. Fishbach(7)	92,363	*
Paul G. Giovacchini(8)	3,262,233	8.9%
Stephen B. Bransfield(9)	69,932	*
Michael L. DeRosa(10)	30,981	*
Jayshree S. Desai(11)	14,125	*
Philip J. Deutch(10)	30,981	*
Jack A. Henry(12)	74,232	*
James A. Hughes(13)	46,617	*
Tyrone M. Jordan(14)	7,641	*
Daniel G. Weiss(15)	1,448,523	3.9%
All directors and executive officers as a group (16 persons)(16)	6,715,503	18.3%
5% Stockholders:
Investment funds and entities affiliated with:
Landmark Partners(17)	3,226,242	8.8%
Blackrock, Inc. (18)	2,602,368	7.4%
*	Less than one percent (1%).
(1)	Consists of 340,436 shares of common stock and an option to purchase 673,336 shares of common stock.
(2)	Consists of an option to purchase 84,375 shares of common stock.
(3)	Consists of 5,100 shares of common stock, an option to purchase 23,408 shares of common stock and restricted stock units vesting within 60 days of March 23, 2020 for 3,029 shares of common stock.

(4)	Consists of 73,439 shares of common stock, an option to purchase 222,751 shares of common stock and restricted stock units vesting within 60 days of March 23, 2020 for 4,543 shares of common stock.
(5)	Consists of 1,070 shares of common stock and an option to purchase 35,076 shares of common stock.
(6)	Consists of 2,572 shares of common stock and an option to purchase 168,750 shares of common stock.
(7)	Consists of 11,362 shares of common stock and an option to purchase 81,001 shares of common stock.
(8)

Consists of (a) 2,185,470 shares of common stock held by Landmark Growth Capital Partners, L.P., (b) 1,040,772 shares of common stock held by Landmark IAM Growth Capital, L.P., and (c)(i) 15,017 shares of common stock, (ii) an option to purchase 16,875 shares of common stock, and (iii) restricted stock units vesting within 60 days for 4,089 shares of common stock held by Paul G. Giovacchini. Mr. Giovacchini serves as an advisor to Landmark Equity Advisors, LLC and may be deemed to share voting and investment power with respect to all shares held by Landmark Partners. The address for Landmark Partners is 10 Mill Pond Lane, Simsbury, Connecticut 06070.

(9)	Consists of 29,137 shares of common stock, an option to purchase 36,706 shares of common stock and restricted stock units vesting within 60 days of March 23, 2020 for 4,089 shares of common stock.
(10)	Consists of 10,017 shares of common stock, an option to purchase 16,875 shares of common stock and restricted stock units vesting within 60 days of March 23, 2020 for 4,089 shares of common stock.
(11)	Consists of 6,417 shares of common stock, an option to purchase 3,619 shares of common stock and restricted stock units vesting within 60 days of March 23, 2020 for 4,089 shares of common stock.
(12)	Consists of 39,768 shares of common stock, an option to purchase 30,375 shares of common stock and restricted stock units vesting within 60 days of March 23, 2020 for 4,089 shares of common stock.
(13)	Consists of 25,653 shares of common stock, an option to purchase 16,875 shares of common stock and restricted stock units vesting within 60 days of March 23, 2020 for 4,089 shares of common stock.
(14)	Consists of 1,540 shares of common stock, an option to purchase 2,012 shares of common stock and restricted stock units vesting within 60 days of March 23, 2020 for 4,089 shares of common stock.
(15)

Consists of (a) 1,417,542 shares of common stock held by Angeleno Investors II, L.P. and (b)(i) 10,017 shares of common stock, (ii) an option to purchase 16,875 shares of common stock, and (iii) restricted stock units vesting within 60 days of March 23, 2020 for 4,089 shares of common stock  held by Daniel G. Weiss. Mr. Weiss is a co-founder and managing partner of Angeleno Group and may be deemed to share voting and investment power with respect to all shares held by Angeleno Investors II, L.P. The address for Angeleno Investors II, L.P. is 2029 Century Park East, Suite 2980, Los Angeles, California 90067.

(16)

Consist of (i) 5,225,346 shares of common stock held by our current directors and executive officers (ii) 1,445,784 shares issuable pursuant to outstanding stock options which are exercisable within 60 days of March 8, 2019, and (iii) 44,373 of restricted stock units vesting within 60 days of March 23, 2020.

(17)

Consists of 2,185,470 shares of common stock held by Landmark Growth Capital Partners, L.P. and 1,040,772 shares of common stock held by Landmark IAM Growth Capital, L.P.  Mr. Giovacchini serves as an advisor to Landmark Equity Advisors, LLC and may be deemed to share voting and investment power with respect to all shares held by Landmark Partners. The address for Landmark Partners is 10 Mill Pond Lane, Simsbury, Connecticut 06070.

(18)   Consists of 2,602,368 shares of common stock held by Blackrock, Inc. The address for Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2019, all required reports were filed on a timely basis under Section 16(a).

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

Other than the transactions discussed below and the compensation agreements, equity compensation policies, grants of certain equity awards and other arrangements which are discussed above in “Executive Compensation,” in 2019, there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party for which the amount involved exceeds or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Other Transactions

We have granted stock options and other equity awards to our executive officers and our directors. See the sections titled “Outstanding Equity Awards at Fiscal Year-End Table” and “Director Compensation Table” for a description of these options and equity awards.

We have entered into arrangements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits.

Indemnification of Officers and Directors

We have adopted an amended and restated certificate of incorporation, which contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, we have adopted amended and restated bylaws which provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

We have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws, and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers or affiliated entities, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors. In our indemnification agreements with these non-employee directors, we have agreed that our indemnification obligations will be primary to any such other indemnification arrangements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Procedures for Approval of Related Party Transactions

The audit committee of our Board has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. The advance notice requirements for the Annual Meeting are as follows: a stockholder’s notice shall be timely if delivered to our Secretary at the address set forth below not later than the close of business on the later of the 90th day prior to the scheduled date of the Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made or sent by us.

Our amended and restated bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at TPI Composites, Inc., 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. Since our Annual Meeting is being held on May 20, 2020, stockholder proposals must be received by our Secretary at our principal executive offices no earlier than January 20, 2021 and no later than February 19, 2021 in order to be raised at our 2021 Annual Meeting of Stockholders. However, the amended and restated bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2021 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 31, 2020. Such proposals must be delivered to our Secretary at TPI Composites, Inc., 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of 2020 Annual Meeting of Stockholders, Proxy Statement and Annual Report, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at 8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ 85253, Attention: Secretary or call us at (480) 315-8742. If you want to receive separate copies of the Notice of 2020 Annual Meeting of Stockholders, Proxy Statement or Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

Appendix A

NON-GAAP FINANCIAL MEASURES INFORMATION

Set forth below in this Appendix A is important information about the following non-GAAP financial measures that the Company uses in its Bonus Plan as described in this Proxy Statement:  total billings; EBITDA and Adjusted EBITDA. Annual bonuses paid to our executive officers are partially conditioned upon achievement of specified levels of total billings and Adjusted EBITDA.  We believe that these Non-GAAP financial measures provide useful information to investors regarding our results of operations and provide a good baseline for measuring the performance of our executive officers.

Total billings

We define total billings, a non-GAAP financial measure, as the total amounts we have invoiced our customers for products and services for which we are entitled to payment under the terms of our long-term supply agreements or other contractual agreements. We monitor total billings, and believe it is useful to present to investors as a supplement to our GAAP measures, because we believe it more directly correlates to sales activity and operations based on the timing of actual transactions with our customers, which facilitates comparison of our performance between periods and provides a more timely indication of trends in sales. Under GAAP, total net sales recognized on products in production represents the total amount that we have recognized as revenue under the cost-to-cost method for services performed during the period under our long-term supply agreements. Services performed but unbilled include procurement of raw materials and production of work in process and undelivered finished goods. Under our long-term supply agreements with our customers, we invoice our customers for wind blades once the blades pass certain acceptance procedures and title passes to our customers. Our customers generally pay us for the wind blades between 5 to 25 days after receipt of the invoice based on negotiated payment terms and when considering our supply chain financing arrangements.

Our use of total billings has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Total billings includes wind blades that have not been delivered and for which we are responsible if damage occurs to them while we hold them; and
•	Other companies, including companies in our industry, may define total billings differently, which reduces its usefulness as a comparative measure.

The following table reconciles net sales under GAAP to total billings as described above for the year ended December 31, 2019:

Year Ended December 31, 2019 (in thousands) ($)
Net Sales:	1,436,500
Change in gross contract assets	(43,405)
Foreign exchange impact	(5,860)
Total Billings:	1,387,235

EBITDA and adjusted EBITDA

We define EBITDA, a non-GAAP financial measure, as net income or loss plus interest expense (including losses on extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any share-based compensation expense, plus or minus any realized gains or losses from foreign currency remeasurement, plus or minus any gains or losses from the sale of assets and impairments. Adjusted EBITDA is the primary metric used by our management and our board of directors to establish budgets and operational goals for managing our business and evaluating our performance. In addition, our credit agreement (the Credit Agreement) that we entered into in April 2018 contains minimum EBITDA (as defined in the Credit Agreement) covenants with which we must comply. We monitor adjusted EBITDA as a supplement to our GAAP measures, and believe it is useful to present to investors, because we believe that it facilitates evaluation of our period-

to-period operating performance by eliminating items that are not operational in nature, allowing comparison of our recurring core business operating results over multiple periods unaffected by differences in capital structure, capital investment cycles and fixed asset base. In addition, we believe adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt-service capabilities.

Our use of adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;
•	adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;
•

adjusted EBITDA does not reflect losses on extinguishment of debt relating to prepayment penalties, termination fees and the write off of any remaining debt discount and debt issuance costs upon the repayment or refinancing of our debt;

•	adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect capital expenditure requirements relating to the future need to augment or replace those assets;

•	adjusted EBITDA does not reflect the realized gains or losses from foreign currency remeasurement in our international operations;
•	adjusted EBITDA does not reflect share-based compensation expense on equity-based incentive awards to our officers, employees, directors and consultants;
•	adjusted EBITDA does not reflect the realized gains or losses on the sale of assets and asset impairments; and
•	other companies, including companies in our industry, may calculate EBITDA and adjusted EBITDA differently, which reduces their usefulness as comparative measures.

In evaluating EBITDA and adjusted EBITDA, you should be aware that in the future, we will incur expenses similar to the adjustments noted in this presentation. Our presentations of EBITDA and adjusted EBITDA should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider EBITDA and adjusted EBITDA alongside other financial performance measures, including our net income (loss) and other GAAP measures.

The following table reconciles net loss to EBITDA and Adjusted EBITDA as described above for the year ended December 31, 2019:

Year Ended December 31, 2019 (in thousands) ($)
Net loss	(15,708)
Adjustments:
Depreciation and amortization	38,580
Interest expense (net of interest income)	8,022
Income tax provision	23,115
EBITDA	54,009
Share-based compensation expense	5,681
Realized loss on foreign currency remeasurement	4,107
Realized loss on sale of assets and asset impairments	18,117
Adjusted EBITDA	81,914

TPI COMPOSITES, INC. 8501 N. SCOTTSDALE ROAD GAINEY CENTER II, SUITE 100 SCOTTSDALE, AZ 85253  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY  CARD IS VALID  ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY For  Withhold For All  To withhold authority to vote for any All  All  Except individual nominee(s), mark “For All  Except” and write the number(s) of the The Board of Directors recommends you vote FOR nominee(s) on the line below. the following:  0  0  0  1. Election of Directors Nominees 01)  Steven C. Lockard  02) William E. Siwek  03) Philip J. Deutch  The Board of Directors recommends you vote FOR proposals 2 and 3.  For  Against  Abstain 2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year  0  0  0  ending December 31, 2020.  3. To consider and act upon a non-binding advisory vote on the compensation of our named executive officers. 0  0  0 The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year  2 years  3 years  Abstain 4. To consider and act upon a non-binding advisory vote on the frequency of future non-binding advisory votes on 0 0  0  0  the compensation of our named executive officers.  NOTE: Such other business as may properly come before the meeting or any adjournment thereof.  . 18 . 1 . 0 R1 1 _ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000453279 partnership name by authorized officer.  Signature [PLEASE SIGN WITHIN BOX] Date  Signature (Joint Owners)  Date  VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.  VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com  TPI COMPOSITES, INC. Annual Meeting of Stockholders May 20, 2020 1:00 PM This proxy is solicited by the Board of Directors  The stockholder(s) hereby appoint(s) Steven C. Lockard and Bryan R. Schumaker, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TPI COMPOSITES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM, local time on May 20, 2020, at the Hyatt Regency Scottsdale Resort & Spa, 7500 E. Doubletree Ranch Road, Scottsdale, Arizona 85258 and any adjournment or postponement thereof.  This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.  0000453279_2 R1.0.1.18  Continued and to be signed on reverse side